Exhibit 2.1

CONFIDENTIAL

AMENDED AND RESTATED

SHARE PURCHASE AGREEMENT

BY AND AMONG

CORNERSTONE ONDEMAND, INC.,

DOLPHIN ACQUISITION LIMITED,

SONAR LIMITED,

EACH OF THE COMPANY STOCKHOLDERS,

AND WITH RESPECT TO ARTICLE VIII ONLY,

MICHAEL CARDEN, AS STOCKHOLDER REPRESENTATIVE

Dated as of April 5, 2012

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

* * * * *

INDEX OF EXHIBITS & SCHEDULES*

Exhibit	Description
Exhibit A	Form of Non-Competition Agreement
Exhibit B	Form of Restricted Stock Purchase Agreement
Exhibit C	Share Transfer Form
Exhibit D	Escrow Agreement
Exhibit E	Director and Officer Resignation and Release Letter
Exhibit F	Payoff Letter
Exhibits G-1/G-2	Powers of Attorney
Exhibit H	Investment of Escrow Amount

Schedules	Description
Schedule 1.1(a)	List of Company Stockholders
Schedule 1.6(a)	Calculation of Adjusted Net Equity Amount
Schedule 1.6(b)	Special Third-Party Expenses
Schedule 1.6(c)	Key Employees
Schedule 6.10	Individuals and Entities to Sign Proprietary Information and Inventions Assignment Agreement
Schedule 7.2(e)	Third-Party Consents
Schedule 7.2(f)	Termination Agreements
Schedule 7.2(g)	Modification Agreements
Schedule 7.2(h)	Notices for Agreements
Schedule 8.2(a)	Special Indemnifiable Matters
Schedule 10.14	Professional Trustees

*	The schedules and exhibits referenced in this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

INDEX OF DEFINED TERMS

Term	Section
Acquired Entities	1.6
Acquired Entity Authorizations	2.16
Acquired Entity Intellectual Property	1.6
Acquired Entity Products	1.6
Acquisition	Recitals
Action of Divestiture	6.4
Additional Consideration	1.6
Adjusted Net Equity Amount	1.6
Adjusted Net Equity Certificate	6.16
Agent Indemnification Expenses	8.5(d)(vii)
Agent Interpleader Expenses	8.5(d)(vi)
Agreed-Upon Loss	8.4(c)(v)
Agreement	Preamble
Audited 2010 Financials	2.7
Audited 2011 Financials	2.7
Balance Sheet Date	1.6
Business Day(s)	1.6
Buyer	Preamble
Cash Consideration	1.6
Certificates	8.1
Charter Documents	2.2
Claim	1.6
Claim Date	8.4(a)
Closing	1.3(a)
Closing Cash Consideration	1.1(b)
Closing Date	1.3(a)
Closing Wire Amount	1.6
Code	1.6
Company	Preamble
Company Employee Plan	1.6
Company Representative	5.2(a)
Company Shares	1.6
Company Stockholder	1.6
Company Stockholders	Preamble
Competing Transaction	5.2(a)
Confidential Information	6.2
Confidentiality Agreement	6.1
Conflict	2.5
Consent	1.6
Constitution	1.6
Consultant Proprietary Information Agreement	2.13(j)
Contaminants	2.13(q)
Contract	1.6
Controlled Group Liability	2.20(a)
Current Balance Sheet	1.6
Director and Officer Resignation and Release Letter	6.11
Disclosure Schedule	Article II
Dollars or $	1.6
Employee	1.6

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INDEX OF DEFINED TERMS

(continued)

Term	Section
Employee Agreement	2.20(a)
Employee Proprietary Information Agreement	2.13(j)
Entity	1.6
ERISA	2.20(a)
ERISA Affiliate	2.20(a)
Escrow Agreement	1.3(b)(iii)
Escrow Amount	1.6
Escrow Fund	8.5(a)
Escrow Release Time	8.1
Excess Third-Party Expenses	6.3
Exchange Act	1.6
Export Approvals	2.23(a)
Financials	2.7
Founder Documents	Recitals
Founder Trusts	1.6
Founders	Recitals
GAAP	1.6
Governmental Entity	1.6
GST	2.10(a)
Indebtedness	1.6
Indemnifiable Matters	8.2(a)
Indemnifying Parties	8.2(a)
Indemnifying Party	8.2(a)
Intellectual Property Rights	1.6
Interested Party	2.15(a)
Knowledge	1.6
Known	1.6
Law	1.6
Lease Agreements	2.12(b)
Leased Real Property	2.12(b)
Liabilities	1.6
Liability	1.6
Lien	1.6
Loss	8.2(a)
Losses	8.2(a)
Majority-in-Interest	1.6
Material Adverse Effect	1.6
Material Contract or Material Contracts	2.14(b)
Modified Agreements	6.8
Net Equity Adjustment	1.6
Non-Competition Agreement	Recitals
Notices	6.9
NZ Tax Law	1.6
Objection Deadline	8.4(b)(i)
Objection Notice	8.4(b)(i)
Officer’s Certificate	8.4(a)
Open Source Software	2.13(m)
Order	1.6
Order of Recovery Matters	8.3(d)
Parent	Preamble

INDEX OF DEFINED TERMS

(continued)

Term	Section
Parent Common Stock	1.6
Parent Indemnified Parties	8.2(a)
Parent Closing Shares	1.1(b)
Payable Claim	8.4(d)
Payoff Letter	6.14
Pension Plan	2.20(a)
Person	1.6
Personal Information	1.6
Pre-Closing Tax Period	1.6
Pre-Closing Taxes	1.6
Privacy Laws	1.6
Pro Rata Portion	1.6
Property Taxes	1.6
Registered Intellectual Property	1.6
Related Agreements	1.6
Required Withholding Amount	1.6
Resolved Claims	8.4(c)(iv)
Restricted Stock Purchase Agreement	1.1(b)
Securities Act	1.6
Service Provider	1.6
Settled Claims	8.4(c)(i)
Share Deduction Amount	1.6
Share Purchase Price	1.6
Shrink-Wrap Code	1.6
Special Third-Party Expenses	1.6
Spreadsheet	6.15
Spreadsheet Certificate	6.15
Standard Form Agreements	2.13(e)
Statement of Expenses	6.13
Stockholder Representative	8.7
Stockholder Representative Expense	8.7
Stockholders Conflict	3.5
Straddle Period	1.6
Subsidiary	1.6
Survival Date	8.1
Surviving Representations	8.1
Tax Incentive	2.10(b)(xiii)
Tax or Taxes	2.10(a)
Tax Returns	1.6
Tax Returns	2.10(b)
Taxation Authority	1.6
Technology	1.6
Terminated Agreements	6.7
Third-Party Claim	8.6
Third-Party Expenses	1.6
Threshold	8.3(a)
Total Closing Consideration	1.6
Total Share Deduction Amount	1.6
Transaction Payroll Taxes	1.6
Transfer Agent	1.6

INDEX OF DEFINED TERMS

(continued)

Term	Section
Transfer Taxes	6.17
U.S. Employee Plan	2.20(a)
Unaudited 2012 Financials	2.7
Unobjected Claim	8.4(b)(ii)
Unresolved Claim	8.4(d)
WARN	2.20(h)

*****

THIS AMENDED AND RESTATED SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 5, 2012, by and among Cornerstone OnDemand, Inc., a Delaware corporation (“Parent”), Dolphin Acquisition Limited, a company incorporated under the laws of New Zealand and a wholly-owned subsidiary of Parent (the “Buyer”), Sonar Limited, a company incorporated under the laws of New Zealand (the “Company”), and each individual or entity listed on Schedule 1.1(a) hereto (individually, a “Company Stockholder” and collectively, the “Company Stockholders”), and, with respect to Article VIII only, Michael Carden, in his capacity as stockholder representative (the “Stockholder Representative”).

RECITALS

A. Parent, Buyer, the Company, the Company Stockholders and, with respect to Article VIII only, the Stockholder Representative are parties to that certain Share Purchase Agreement, dated as of March 8, 2012 (the “Prior Agreement”).

B. Buyer desires to acquire from the Company Stockholders, and the Company Stockholders desire to sell to Buyer, all of the issued and outstanding Company Shares held by each such Company Stockholder upon the terms and subject to the conditions set forth in this Agreement (the “Acquisition”).

C. Pursuant to the terms of the Prior Agreement, the Company and the Company Stockholders, on the one hand, and Parent and Buyer, on the other hand, made certain representations, warranties, covenants and other agreements in connection with the Acquisition.

D. Concurrently with the execution and delivery of the Prior Agreement, and as a condition and inducement to Parent and Buyer to enter into the Prior Agreement, (i) each of Mark Hellier and Michael Carden (the “Founders”) entered into and delivered to Parent a non-competition and non-solicitation agreement, substantially in the form attached hereto as Exhibit A (the “Non-Competition Agreement”), and (ii) each of the Founders entered into a revised employment arrangement with the Company, pursuant to the terms of an individual employment agreement (the “Individual Employment Agreement”) (and together with the Non-Competition Agreement and the Individual Employment Agreement, the “Founder Documents”), each on Parent’s standard form for residents of New Zealand and each to be effective upon the Closing.

E. Pursuant to Section 10.6 of the Prior Agreement, any provision of the Prior Agreement may be amended by Parent, Buyer, the Company, a Majority-In-Interest and the Stockholder Representative.

F. In connection with the Closing, Parent, Buyer, the Company, a Majority-In-Interest and the Stockholder Representative desire to amend and restate the Prior Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE ACQUISITION

1.1 Purchase and Sale.

(a) At the Closing, upon the terms and subject to the conditions of this Agreement, Buyer shall purchase from each Company Stockholder, and each Company Stockholder shall sell, convey, transfer, assign and deliver to Buyer, free and clear of all Liens, encumbrances or other defects of title, all of the issued and outstanding Company Shares held by such Company Stockholder as set forth on Schedule 1.1(a) hereto.

(b) At the Closing, in consideration of the sale, conveyance, transfer, assignment and delivery of the Company Shares and the agreements of the Company Stockholders made in connection with the transactions contemplated hereby, Buyer (i) shall pay each Company Stockholder who is not a Founder Trust an amount in cash equal to such Company Stockholder’s Pro Rata Portion of the Total Closing Consideration and (ii) shall pay each Founder Trust an amount in cash equal to such Founder Trust’s Pro Rata Portion of the Total Closing Consideration less the Share Deduction Amount (the amounts payable pursuant to (i) and (ii) above, the “Closing Cash Consideration”). Concurrently therewith, pursuant to the terms of a Restricted Stock Purchase Agreement, in the form attached hereto as Exhibit B (the “Restricted Stock Purchase Agreement”), Parent, on Buyer’s behalf, shall issue to each Founder Trust that number of shares of Parent Common Stock equal to (i) the quotient of (A) the Share Deduction Amount divided by (B) the Share Purchase Price (the “Parent Closing Shares”). All Dollar amounts shall be rounded to the nearest one hundredth of a Dollar ($0.01), with amounts of $0.005 and above rounded up, and all share amounts shall be rounded down to the nearest whole share.

(c) Subsequent to the Closing, in addition to the consideration paid to the Company Stockholders pursuant to Section 1.1(b), Buyer shall pay, or Parent, on Buyer’s behalf, shall pay, the Additional Consideration, if any, including, with respect to the Founder Trusts only, the Escrow Shares, to the Company Stockholders in accordance with Sections 8.4(e)(iii)-(iv). The Escrow Shares shall be issued to each Founder Trust in accordance with the terms of the Restricted Stock Purchase Agreements.

(d) Each of the Company Stockholders hereby waives all rights of pre-emption or other rights over any of the Company Shares whether conferred by the Constitution or in any other agreement or understanding with the Company, the Company Stockholders or otherwise.

1.2 Lowest Price. For purposes of the rules in Section EW32 of the Income Tax Act 2007 (New Zealand), the parties agree that:

(a) The Total Closing Consideration and the Escrow Amount (excluding any default interest payable) is the lowest price that such parties would have agreed upon for the sale and purchase of the Company Shares, as of the date this Agreement was executed, if payment for such Company Shares had been required in full at the time the first right in the contractual property (being the Company Shares) was transferred;

(b) Such parties will compute their taxable income for the relevant period on the basis that the Total Closing Consideration and the Escrow Amount (excluding any default interest payable) includes no capitalized interest, and such parties will file their New Zealand Tax Returns accordingly; and

(c) For purposes of this Section 1.2, the term “right” in the Company Shares has the same meaning as the term “right” in Section YA1 of the Income Tax Act 2007 (New Zealand).

1.3 Closing.

(a) Unless this Agreement is earlier terminated pursuant to Section 10.1 hereof, the closing of the Acquisition (the “Closing”) will take place on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in Article VII hereof (other than those conditions that by their nature are satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Wilson Sonsini Goodrich & Rosati, P.C., located at 650 Page Mill Road, Palo Alto CA 94304, unless another time and/or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) Subject to the conditions set forth in this Agreement:

(i) At the Closing, each Company Stockholder shall deliver to Buyer a completed and duly executed share transfer form in the form attached hereto as Exhibit C for the number of Company Shares to be sold by such Company Stockholder to Buyer as set forth on Schedule 1.1(a) together with any share certificate for such Company Shares.

(ii) At the Closing, the Company shall take all steps necessary to ensure that the accounts and records of the Company, including the statutory records maintained in accordance with the Companies Act 1993 (New Zealand), are available at the main premises of the Company.

(iii) At the Closing, pursuant to Section 8.5(a) hereof, Buyer shall deposit with the Escrow Agent an amount equal to the Escrow Cash. The Escrow Cash shall be held in trust by the Escrow Agent pursuant to the terms of an escrow agreement, substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”), and shall be released in accordance with the terms hereof.

(iv) Simultaneously with the delivery of the documents specified in Section 1.3(b)(i) above, (i) Buyer or its agent shall pay each Company Stockholder the portion of the Cash Consideration to which such Company Stockholder is entitled pursuant to Section 1.1(b), by wire transfer of immediately available funds, and (ii) Parent, on Buyer’s behalf, shall cause the Transfer Agent to issue stock certificates representing the Founder Trusts’ ownership of the Parent Closing Shares and the Escrow Shares, respectively, in accordance with the Restricted Stock Purchase Agreement.

1.4 Withholding Taxes. Notwithstanding any other provision of this Agreement, Buyer, the Company and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of Tax law or under any applicable legal requirement, and to request and be provided any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that any payment pursuant to this Agreement is made in good faith not reduced by such deductions or withholdings, such recipient shall indemnify Buyer and its affiliates (including Parent and the Company) for any amounts imposed by any Taxation Authority (excluding penalties).

1.5 Financial Assistance. Each of the Company Stockholders agrees (for the purpose of section 107(1)(e) of the Companies Act 1993 (New Zealand) and otherwise) to the giving of any financial assistance by the Company that is constituted by or arises as a consequence of either or both of:

(a) The entry into this Agreement by the Company and the performance of its obligations under this Agreement (including without limitation the representation, warranties and covenants given by the Company in this Agreement).

(b) Any Third-Party Expenses paid (whether prior to or following Closing) or payable by the Company (or the Acquired Entities).

1.6 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Acquired Entities” shall mean the Company and any Subsidiaries of the Company.

“Acquired Entity Intellectual Property” shall mean any and all Intellectual Property Rights that are owned or purported to be owned by any Acquired Entity.

“Acquired Entity Products” shall mean all products and services developed (including products and services for which development is substantially completed), manufactured, delivered, made commercially available, marketed, distributed, sold, imported for resale or licensed out by or on behalf of any Acquired Entity since such Acquired Entity’s inception, and any and all Acquired Entity Future Products.

“Acquired Entity Future Products” shall mean all products and services that are not Acquired Entity Products (nor any updates, enhancements, new versions, or modifications of the same) that an Acquired Entity intends to manufacture, deliver, make commercially available, market, distribute, sell, import for resale, or license out within twelve (12) months after the date hereof.

“Acquired Entity Technology” shall mean any and all Technology that is owned or purported to be owned by any Acquired Entity.

“Additional Consideration” shall mean, with respect to each Company Stockholder, a non-transferable contingent right to receive such Company Stockholder’s Pro Rata Portion of the Escrow Fund owed to such Company Stockholder pursuant to Sections 8.4(e)(iii)-(iv).

“Adjusted Net Equity Amount” shall mean an amount equal to, as of the Closing, (a) all unrestricted cash and cash equivalents, receivables, prepaid expenses and other assets included in current assets and deposits, of the Company, less (b) the current portion of all Liabilities of the Company, including, but not limited to, any current Tax liability and any other amounts Parent and the Company mutually agree shall be deemed Liabilities, but excluding any Special Third-Party Expenses and unpaid Third-Party Expenses, calculated in the manner set forth on Schedule 1.6(a) attached hereto (such amounts represented in clauses (a) and (b) shall be reflected in New Zealand Dollars). For the avoidance of doubt, Liabilities shall not be taken into account in the Adjusted Net Equity Amount to the extent they are (i) repaid or terminated without further obligation before Closing, or (ii) repaid at Closing without further obligation through the use of funds that are not included as cash in the calculation of the Adjusted Net Equity Amount and not provided by Parent or Buyer on behalf of the Company or any Company Stockholder.

“Business Day(s)” shall mean each day that is not a Saturday, Sunday or other day on which Parent or Buyer is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

“Cash Consideration” shall mean the Total Closing Consideration less the Total Share Deduction Amount.

“Claim” shall mean any actual or threatened civil, criminal, administrative, regulatory, arbitral or investigative inquiry, action, suit, investigation or proceeding and any claim or demand resulting therefrom or any other claim or demand of whatever nature or kind.

“Closing Wire Amount” shall mean, with respect to each Company Stockholder, such Company Stockholder’s portion of the Closing Cash Consideration less the Required Withholding Amount, if any.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Shares” shall mean the shares of the Company’s common stock and any other shares of the capital stock of the Company taken together, including, without limitation, shares of capital stock issued in connection with the conversion of any Indebtedness.

“Company Stockholder” shall mean any holder of Company Shares, including, for the avoidance of doubt, the Founder Trusts.

“Consent” shall mean any consent, waiver, approval, permit, ratification, Order or other authorization of, or registration, declaration or filing with, any Person.

“Constitution” shall mean the constitution of the Company under the Companies Act of 1993, as currently in effect.

“Contract” shall mean any agreement, contract, license, sublicense, subcontract, settlement agreement, mortgage, indenture, lease, covenant, plan, purchase order, warranty, insurance policy, permit, understanding, arrangement, obligation, concession, franchise, or binding commitment of any nature, whether oral or written.

“Dollars” or “$” shall mean United States Dollars.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint-stock company), firm or other enterprise, association, organization or entity.

“Escrow Agent” shall mean U.S. Bank National Association.

“Escrow Amount” shall mean an amount equal to Two Million, One Hundred Thousand Dollars ($2,100,000), consisting of the Escrow Cash and the Escrow Shares.

“Escrow Cash” shall mean an amount equal to $1,767,400.63.

“Escrow Shares” shall mean, with respect to each Founder Trust, that number of shares of Parent Common Stock equal to the quotient of (i) fifty percent (50%) of such Founder Trust’s Pro Rata Portion of the Escrow Amount divided by (ii) the Share Purchase Price, rounded down to the nearest whole share, as adjusted from time to time pursuant to Section 8.4(e) hereof.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Founder Trusts” shall mean (i) Mark Ewan Hellier and Donald Harry Hellier as Trustees of Hellier Holdings (Mark Hellier) (the “Hellier Trust”) and (ii) Mike James Carden and Michelle Elizabeth Drader as Trustees of Perfect Day Trust (Michael Carden) (the “Carden Trust”).

“GAAP” shall mean New Zealand International Financial Reporting Standards (IFRS) and New Zealand generally accepted accounting principles consistently applied.

“Governmental Entity” shall mean any federal, state, county, national, local or other foreign court, administrative, regulatory or other governmental authority, agency, commission, instrumentality or arbitral tribunal.

“Indebtedness” shall mean and include all Liabilities and obligations (without double counting), including any applicable fees, penalties (including with respect to any prepayment thereof), interest and premiums: (i) for borrowed money owed to third parties; (ii) evidenced by notes, bonds, debentures or similar instruments, whether or not convertible; (iii) all accrued interest payable pursuant to (i) and (ii) above; (iv) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is cash being held in escrow exclusively for purposes of satisfying such obligations); (v) under capital, operating or other leases; (vi) all obligations arising out of any financial hedging, swap or similar arrangements; (vii) all obligations in connection with any letter of credit, banker’s acceptance, surety, performance or appeal bond, or similar credit transaction; and (viii) guarantees of the obligations described in clauses (i) through (vii) above of any other Person.

“Intellectual Property Rights” shall mean worldwide (i) patents and patent applications, (ii) registered designs and unregistered design rights, (iii) copyrights, copyright registrations and applications for copyright registration, “moral” rights and mask work rights, (iv) trade secrets, (v) trademarks, trade names, trade dress and service marks, (vi) divisions, continuations, continuations in part, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above.

“Key Employees” shall mean those employees listed on Schedule 1.6(c).

“Knowledge” or “Known” shall mean, (i) with respect to any Person that is not an individual, the actual knowledge of the officers, board members or managers of such Person; provided, however, that such individuals shall have made due and diligent inquiry of all relevant employees, consultants and advisors of such Person whom such individuals reasonably believe could have actual knowledge of the matters represented, and (ii) with respect to any individual, the actual knowledge of such individual; provided, however, that such individual shall have made due and diligent inquiry of all relevant employees, consultants, advisors or other Persons whom such individual reasonably believe could have actual knowledge of the matters represented.

“Law” means any applicable foreign, federal, state or local law (including common law), statute, code, ordinance, rule or regulation.

“Liability” or “Liabilities” shall mean, with respect to any Person, all liabilities (without double counting) of any kind of such Person or any of its subsidiaries (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including, but not limited to, all Indebtedness, accounts payable, royalties payable, and other reserves, accrued bonuses, accrued vacation, employee expense obligations, deferred revenue and all other liabilities of such Person or any of its subsidiaries, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

“Majority-in-Interest” shall mean the Company Stockholders holding at least a majority of the Company Shares to be sold pursuant to this Agreement.

“Material Adverse Effect” shall mean, with respect to any Entity, any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or would be reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), condition (financial or otherwise), operations or capitalization of such Entity and its Subsidiaries (if any), taken as a whole; provided, however, that none of the following shall be deemed to constitute, in and of itself, or be taken into account in determining whether there has been, a Material Adverse Effect: any such state of facts, condition, change, development, event or effect that results from (i) general economic conditions (or changes in such conditions) in the United States, New Zealand, or any other country or region in the world, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the industries in which such Entity conducts business; (iii) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism in the United States, New Zealand or any other country or region in the world; and (iv) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States, New Zealand or any other country or region in the world, except to the extent that any such state of facts, condition, change, development, event or effect resulting from the matters described in clauses (i), (ii), (iii) and (iv) above disproportionately affects such Entity as compared to other companies that conduct business in the industries in which such Entity conducts business (in which case, only the extent of such disproportionate effects, if any, shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur).

“Net Equity Adjustment” shall mean (i) zero ($0) New Zealand Dollars, if the Adjusted Net Equity Amount is equal to Two Hundred Thousand ($200,000) New Zealand Dollars; (ii) if the Adjusted Net Equity Amount is greater than Two Hundred Thousand ($200,000) New Zealand Dollars, an amount equal to the absolute value of the amount above Two Hundred Thousand ($200,000) New Zealand Dollars; and (iii) if the Adjusted Net Equity Amount is less than Two Hundred Thousand ($200,000) New Zealand Dollars, an amount equal to the absolute value of the shortfall below Two Hundred Thousand ($200,000) New Zealand Dollars. For the avoidance of doubt, once calculated, the Net Equity Adjustment shall be presented in U.S. Dollars based on the closing exchange rate on the date immediately prior to the Closing Date.

“NZ Tax Law” shall mean the ‘Inland Revenue Acts’ as defined in section 3 of the Tax Administration Act of 1994 (New Zealand) and includes all regulations, determinations and rulings passed or issued pursuant thereto.

“Order” shall mean any order, writ, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity.

“Parent Common Stock” shall mean shares of Parent’s common stock, par value $0.0001 per share. All share amounts shall be rounded down to the nearest whole share.

“Person” shall mean a natural person or Entity, including any Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Information” shall mean information about an identifiable individual or other information subject to Privacy Laws.

“Pre-Closing Taxes” shall mean any Taxes of the Acquired Entities for any Pre-Closing Tax Period and any Transaction Payroll Taxes. In the case of any taxable period that includes but does not end on the Closing Date (each, a “Straddle Period”), the real, personal and intangible property Taxes (“Property Taxes”) of the Acquired Entities allocable to the Pre-Closing Tax Period shall be equal to the amount of such

Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and the Taxes (other than Property Taxes) imposed upon the Acquired Entities allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period or portion thereof ending on or including the Closing Date.

“Privacy Laws” shall mean all applicable federal, provincial, state, municipal, foreign or other Laws governing the collection, use, disclosure and retention of information about an identifiable individual in any jurisdiction and, without limiting the foregoing, includes the Privacy Act 1993 (New Zealand).

“Pro Rata Portion” shall mean, with respect to each Company Stockholder, a fraction (i) the numerator of which is the number of issued and outstanding Company Shares owned by such Company Stockholder as of immediately prior to the Closing and (ii) the denominator of which is the total number of Company Shares issued and outstanding as of immediately prior to the Closing.

“Registered Intellectual Property” shall mean patents and applications therefor, trademark registrations, registered design rights, copyright registrations and applications, registrations and filings for the foregoing or for any other Intellectual Property Rights.

“Related Agreements” shall mean the Founder Documents, the instruments of transfer of the Company Stockholders, and all other agreements and certificates entered into by the Company or the Company Stockholders in connection with the Closing of the Acquisition and the transactions contemplated herein.

“Required Withholding Amount” shall mean any amounts required to be withheld pursuant to Section 1.4 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Service Provider” shall mean an employee, consultant, advisor, or officer of Parent or any of its Subsidiaries.

“Share Deduction Amount” shall mean, with respect to each Founder Trust, Five Hundred Thousand Dollars ($500,000) less the Escrow Share Cash Balance attributable to such Founder Trust.

“Share Purchase Price” shall mean the average closing price of Parent’s common stock on the NASDAQ Global Market calculated using the closing prices of Parent’s common stock during the ten (10) days immediately before the Closing Date.

“Shrink-Wrap Code” shall mean any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than U.S. $1,000 for a perpetual license for a single user or work station (or $2,000 in the aggregate for all users and work stations). Notwithstanding the above, “Shrink-Wrap Code” shall exclude any and all software that may be included in the Acquired Entity Products.

“Special Third-Party Expenses” shall mean any of the fees and expenses set forth on Schedule 1.6(b) attached hereto.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (x) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.

“Taxation Authority” shall mean any U.S. or non-U.S. government, agency or authority that is entitled to impose Taxes or to administer any applicable Tax laws and regulations, and without limiting the generality of the foregoing, includes the Inland Revenue Department (New Zealand).

“Tax” or “Taxes” shall have the meaning set forth in Section 2.10(a).

“Tax Returns” shall mean all returns, reports, declarations, statements (including information statements), estimates, schedules, forms or written information of, or in respect of, Taxes that are, or are required to be, filed with or supplied to any Taxation Authority (including any addenda or attachments thereto and any amendments thereof).

“Technology” shall mean any or all of the following (i) works of authorship including computer programs, whether in source code or in executable code form, architecture and documentation, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, (vi) domain names, web addresses and sites, (vii) methods and processes, and (viii) devices, prototypes, designs and schematics.

“Termination Date” shall mean the date that the Agreement is terminated pursuant to Section 10.1 hereof.

“Third-Party Expenses” shall mean all fees and expenses incurred at or prior to the Closing in connection with the Acquisition (whether due prior to or following the Closing), including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by any of the Acquired Entities in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including, but not limited to (i) any fees or expenses incurred by any of the Acquired Entities as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the Acquisition and (ii) any Special Third-Party Expenses.

“Total Closing Consideration” shall mean an amount equal to Eleven Million, Nine Hundred Thousand Dollars ($11,900,000), less the amount of the Net Equity Adjustment (expressed in U.S. Dollars) if the Adjusted Net Equity Amount is less than Two Hundred Thousand New Zealand Dollars ($200,000), plus the amount of the Net Equity Adjustment (expressed in U.S. Dollars) if the Adjusted Net Equity Amount is greater than Two Hundred Thousand New Zealand Dollars ($200,000), less any Special Third-Party Expenses and unpaid Third-Party Expenses.

“Transaction Payroll Taxes” shall mean the employer portion of any employment or payroll taxes with respect to any payments specifically contemplated by this Agreement, whether payable by Buyer or any Acquired Entity, if any.

“Total Share Deduction Amount” shall mean an aggregate of $1,000,000 less the aggregate Escrow Share Cash Balance attributable to the Founder Trusts.

“Transfer Agent” shall mean Computershare Trust Company, N.A.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND FOUNDERS

The Company and each Founder (including each Founder Trust) represents and warrants to Parent and Buyer, subject to such exceptions as are specifically disclosed in the disclosure schedule dated as of the date hereof supplied by the Company to Parent and Buyer (the “Disclosure Schedule”) (referencing the appropriate section and subsection numbers), which exceptions shall apply to any other section or subsection without repetition; provided, however, that it is reasonably apparent on the face of such disclosure upon reading such disclosure without independent knowledge on the part of the reader regarding the matter disclosed that the disclosure is responsive to such other section or subsection, as of the date hereof and as of the Closing Date (or if made as of specified date, as of such date), as follows:

2.1 Organization of the Acquired Entities.

(a) The Company is a corporation validly incorporated under the laws of New Zealand. Each Subsidiary is a corporation duly organized and validly existing under the laws of the jurisdiction of its formation and is in good standing under such laws (to the extent such laws recognize the concept of good standing). Each of the Acquired Entities has full power and authority (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.

(b) Each Acquired Entity is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing materially necessary to its business as currently conducted. Section 2.1(b) of the Disclosure Schedule accurately sets forth (i) each jurisdiction where an Acquired Entity is qualified, licensed and admitted to do business and (ii) each jurisdiction where an Acquired Entity has employees or facilities or has otherwise conducted its business since inception.

(c) Section 2.1(c) of the Disclosure Schedule lists the directors and officers of each Acquired Entity as of the date hereof.

(d) Section 2.1(d) of the Disclosure Schedule lists each Acquired Entity other than the Company. Except as set forth in Section 2.1(d) of the Disclosure Schedule, the Company owns, of record and beneficially, 100% of the issued shares of capital stock and other securities of each of the other Acquired Entities. Except for the equity interests identified in Section 2.1(d) of the Disclosure Schedule, none of the Acquired Entities has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. None of the Acquired Entities has agreed or is obligated to make any future investment in or capital contribution to any Entity. None of the Acquired Entities has guaranteed any material obligation of any Entity.

(e) There are no Entities that have been merged into or that otherwise are predecessors to any Acquired Entity.

2.2 Charter Documents; Records. The Company has delivered to Parent accurate and complete copies of: (a) the certificate of incorporation and bylaws, memorandum of association and articles of association, constitution or equivalent governing documents, including all amendments thereto, of each of the Acquired Entities (the “Charter Documents”); and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders or members, the board of directors (or other similar body) and all committees of the board of directors (or other similar body) of each of the Acquired Entities since inception, which minutes or other records contain a summary of all meetings of directors, stockholders and members, and all actions taken thereat or by written consent since inception. All actions taken and all transactions entered into, in each case since inception, by each of the Acquired Entities that required approval by the board of directors (or other similar body) and/or stockholders of an Acquired Entity under applicable Law, Contracts or the Charter Documents of the Acquired Entity, have been duly approved by all necessary action of the board of directors (or other similar body) and/or stockholders of such Acquired Entity. There has been no violation of any of the provisions of the Charter Documents of any Acquired Entity. The stock records and minute books of each of the Acquired Entities are accurate and complete in all material respects.

2.3 Company Capital Structure.

(a) The share capital of the Company consists of 860,121 Company Shares, all of which are issued and outstanding. All outstanding Company Shares are held by the Company Stockholders with the domicile addresses and in the amounts set forth on the Spreadsheet. All outstanding Company Shares are duly authorized, validly issued, fully paid and non-assessable (or equivalent concepts under New Zealand law, as and to the extent applicable) and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound and which will not be waived prior to or effective as of the Closing. Except as set forth on Section 2.3(a) of the Disclosure Schedule, there are no outstanding Company Shares that are subject to a repurchase or redemption right. There are no declared or accrued but unpaid dividends with respect to any Company Shares. Except as set forth in this Section 2.3(a), the Company has no other share capital issued or outstanding. All Company Shares have been issued in compliance with all applicable laws and regulations.

(b) All outstanding Company Shares and other equity interests in the Company, if any, have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable federal, provincial, state, foreign, or local statutes, laws, rules, or regulations, including applicable federal, provincial and state securities laws and the Securities Act of 1978 (New Zealand), and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company, including those in the Charter Documents. In addition, the issuance and allotment of all outstanding Company Shares was valid and enforceable.

(c) The Company has never adopted, sponsored or maintained any stock option plan or any other Contract, plan or agreement providing for equity or equity-related compensation to any Person.

(d) There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Shares or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock option, restricted stock, stock purchase right, restricted stock unit, performance share, performance share unit, stock appreciation, phantom stock, profit participation, profits interest or other similar rights with respect to the Company. As of the Closing of the Acquisition, Buyer will be the sole record and beneficial holder of all issued and outstanding Company Shares and all rights to acquire or receive any Company Shares, whether or not such Company Shares are outstanding.

(e) Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting shares of the Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights) of any Company Shares.

2.4 Authority and Enforceability. The Company has all requisite corporate power and corporate authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been unanimously approved by the board of directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights, relief of debtors, and remedies generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of any provision of the Charter Documents. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict in any material respect with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any Material Contract, or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any Acquired Entity or any of its properties or assets (whether tangible or intangible), except in the case of clause (ii), where such Conflict would not reasonably be expected to be material to the Acquired Entities taken as a whole. Section 2.5 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts with an Acquired Entity as are required thereunder in connection with the Acquisition, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, such Acquired Entity under such Contracts from and after the Closing. Following the Closing, each Acquired Entity will continue to be permitted to exercise all of its rights under the Contracts to which it is a party without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.6 Consents. No Acquired Entity is required to obtain any Consent from any Governmental Entity or any third party in connection with the execution and delivery of this Agreement and any Related Agreement to which any Acquired Entity is a party or the consummation of the transactions contemplated hereby and thereby, except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws or such consents, waivers and approvals as are set forth in Section 2.6 of the Disclosure Schedule.

2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheet as of March 31, 2010, and the related audited consolidated statements of income and cash flow for the twelve (12) month period then ended (the “Audited 2010 Financials”), (ii) audited consolidated balance sheet as of March 31, 2011, and the related audited consolidated statements of income and cash flow for the twelve (12) months then ended (the “Audited 2011 Financials”), and (iii) unaudited consolidated balance sheet as of December 31, 2011 (the “Balance Sheet Date”), and the related audited consolidated statements of income and cash flow for the nine (9) months then ended (the “Unaudited 2012 Financials”). The Audited 2010 Financials, the Audited 2011 Financials and the Unaudited 2012 Financials (collectively referred to as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other, except for the absence of footnotes in the case of the Unaudited 2012 Financials. The Financials present fairly in all material respects the Acquired Entities’ financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject, in the case of the Unaudited 2012 Financials, to normal year-end adjustments. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

2.8 No Undisclosed Liabilities; No Material Adverse Effect; Ordinary Course.

(a) No Acquired Entity has any Liability, Indebtedness, expense, claim, deficiency, guaranty or endorsement of any type, whether or not accrued, absolute, contingent, matured, unmatured or other, except for those which (i) have been reflected in the Current Balance Sheet, (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof, (iii) have arisen since the date hereof and do not arise from a violation of Section 5.1 hereof or (iv) are accounted for as Third-Party Expenses. Except as set forth in Section 2.8 of the Disclosure Schedule, no Acquired Entity has any outstanding Indebtedness as of the date hereof.

(b) Since the Balance Sheet Date, there has not occurred a Material Adverse Effect with respect to the Acquired Entities taken as a whole.

(c) Since the Balance Sheet Date, no Acquired Entity has taken any action that, if taken after the date hereof, would require Parent’s consent under Section 5.1.

2.9 Accounts Receivable. All of the accounts receivable of the Acquired Entities, whether billed or unbilled, arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which receivables are recorded in accordance with GAAP consistently applied). No Person has any Lien on any accounts receivable of any Acquired Entity, and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Acquired Entities.

2.10 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all New Zealand income tax, goods and services tax (“GST”), U.S. federal, state, local taxes, and other non-U.S. and non-New Zealand taxes, any and all assessments and other governmental charges, duties (including stamp duty), impositions and liabilities in the nature of taxes, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance, KiwiSaver contributions, and ACC levies), together with all interest, penalties, and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.10 as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.10 as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.

(b) Tax Returns and Audits.

(i) Each Acquired Entity has (A) timely filed (taking into account all available extensions) all material Tax Returns that are required to be filed prior to the date hereof, and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law and (B) timely paid all material Taxes it is required to pay (whether or not shown on a Tax Return).

(ii) Each Acquired Entity has timely paid or withheld with respect to its Employees, stockholders and other Persons, all New Zealand, U.S. federal, state and other income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld, and has timely paid over any such Taxes over to the appropriate authorities, and will pay or withhold (and pay over) such Taxes that are required to be paid or withheld with respect to any transaction or event occurring or payment made to such payees through and including the Closing Date.

(iii) There is no Tax deficiency outstanding, assessed or proposed against any Acquired Entity, nor has any Acquired Entity executed any waiver of any statute time-bar or any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Tax Return of any Acquired Entity is presently in progress, nor has any Acquired Entity been notified in writing of any request for such an audit or other examination, and no Acquired Entity or Founder has Knowledge that any such action or proceeding is being contemplated. No claim has ever been made by any Taxation Authority that any Acquired Entity is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns. No adjustment relating to any Tax Return filed by any Acquired Entity has been proposed by any Taxation Authority. No Acquired Entity is a party to or bound by any closing or other agreement or ruling with any Governmental Entity with respect to Taxes.

(v) As of the Balance Sheet Date, no Acquired Entity has any Liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and no Acquired Entity has incurred any Liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(vi) The Company has delivered to Parent or its legal counsel, copies of all Tax Returns for the Acquired Entities for all periods since each such Acquired Entity’s inception.

(vii) There are (and immediately following the Closing there will be) no Liens on the assets of the Acquired Entities relating or attributable to Taxes other than Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves have been made. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien for Taxes on the assets of any of the Acquired Entities.

(viii) No Acquired Entity, at any time since incorporation, has been a “qualifying company” or a “look through company” for the purposes of NZ Tax Law.

(ix) No Acquired Entity has engaged in, or been a party to, any tax avoidance arrangement, or any other arrangement or transaction to which the Inland Revenue Department may apply a specific anti-avoidance provision or seek to reconstruct under NZ Tax Law.

(x) No Acquired Entity has (A) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (B) ever been a member of a consolidated group for New Zealand income tax purposes or been a member of a GST group for New Zealand GST purposes; (C) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does any Acquired Entity owe any amount under any such agreement, (D) any Liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by operation of law, by Contract, or otherwise, and (E) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(xi) No Acquired Entity will be required to include any income or gain or exclude any deduction or loss from Taxable income for any Tax period or portion thereof after the Closing as a result of any (A) change in method of accounting under Section 481 of the Code made on or prior to the Closing, (B) closing agreement under Section 7121 of the Code executed prior to the Closing, (C) deferred inter-company gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (A), (B) and (C), under any similar provision of applicable law), (D) installment sale or open transaction disposition consummated prior to the Closing, or (E) prepaid amount received prior to the Closing.

(xii) No Acquired Entity is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country, including, without limitation, as a result of any U.S. trade or business that would subject an Acquired Entity to Tax pursuant to Section 882 of the Code.

(xiii) The Acquired Entities are in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xiv) The Acquired Entities are in compliance in all respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Acquired Entities. All intercompany arrangements have been adequately documented, and such documents have been duly executed, in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Acquired Entities are arm’s length prices for purposes of all applicable transfer pricing laws.

(c) U.S. Code Section 280G. Neither the Company nor any ERISA Affiliate has made any payments to any Employee and none is a party to a Contract, agreement or arrangement with any Employee to make payments individually or considered collectively with any other events, agreements, plans, arrangements or other Contracts, that will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or that could not be deductible under Section 280G of the Code, to the extent applicable.

(d) U.S. Code Section 409A Compliance. Each Company Employee Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) has since (i) January 1, 2005, been operated in good faith compliance with Section 409A of the Code and any state law equivalent (“Section 409A”), (ii) January 1, 2009, been in documentary and operational compliance with Section 409A and (iii) October 3, 2004, not been “materially modified,” in each case only to the extent Section 409A is applicable. No compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A with respect to any Company Employee Plan or Employee Agreement in effect as of the Effective Time.

(e) No Tax Gross-Up Payment Obligations. There is no Contract, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee, which individually or collectively could require the Company or any of its ERISA Affiliates to pay a Tax gross-up payment to, or otherwise indemnify, any Employee for Tax-related payments, including, but not limited to, Tax-related payments under Section 409A, Code Section 4999, or Code Section 280G.

2.11 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which any Acquired Entity is a party or otherwise binding upon an Acquired Entity that has or may reasonably be expected to have the effect of (i) prohibiting or impairing (A) any business practice of the Acquired Entity, (B) any acquisition of property (tangible or intangible) by the Acquired Entity, or (C) the conduct of business by the Acquired Entity, or (ii) otherwise limiting the freedom of the Acquired Entities to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, no Acquired Entity has entered into any Contract under which it is restricted from selling, licensing, manufacturing, delivering or otherwise distributing or commercializing any of Acquired Entity Intellectual Property or Acquired Entity Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

2.12 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) No Acquired Entity now owns or has ever owned any real property.

(b) Section 2.12(b) of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to all real property currently leased, subleased or licensed by or from any Acquired Entity or otherwise used or occupied by an Acquired Entity for the operation of its businesses (the “Leased Real Property”), including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property to which any Acquired Entity is bound. There is not, under any of such Lease Agreements, any existing default by any Acquired Entity or, to the Knowledge of the Acquired Entities or the Founders, by any other Person, or any event which with notice or lapse of time, or both, would constitute a default by any Acquired Entity or, to the Knowledge of the Acquired Entities or the Founders, by any other Person, and no rent is past due. The Lease Agreements are valid and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights, relief of debtors, and remedies generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No Acquired Entity has received any written (or to the Knowledge of the Acquired Entities or the Founders, oral) notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.

(c) The Acquired Entities have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in and/or necessary for the conduct of the business of the Acquired Entities as currently conducted, free and clear of any Liens, except (i) Liens for Taxes not yet due and payable, and (ii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby.

(d) All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Acquired Entities are in good operating condition and repair, subject to normal wear and tear, and are reasonably fit and usable for the purposes for which they are being used.

2.13 Intellectual Property.

(a) Registered Intellectual Property. Section 2.13(a) of the Disclosure Schedule (i) lists all Registered Intellectual Property that is Acquired Entity Intellectual Property (“Acquired Entity Registered Intellectual Property”) and specifies, where applicable, the jurisdictions in which each such item of Acquired Entity Registered Intellectual Property has been issued or registered, (ii) all domain names registered in the name of any Acquired Entity and applications and registrations therefor, (iii) all invention disclosures prepared by the Acquired Entities, (iv) all unregistered trademarks used by the Acquired Entities with respect to Acquired Entity Products, and (v) any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office, the Intellectual Property Office of New Zealand or equivalent authority anywhere in the world) to which any Acquired Entity is a party and in which Claims are or were raised relating to the validity, enforceability, scope, ownership or infringement of any of the foregoing. All necessary registration, maintenance and renewal fees that are or were due for payment on or before the date hereof have been timely paid and all necessary documents and certificates that are or were due for filing on or before the date hereof have been timely filed with the relevant patent, copyright, trademark or other authorities (or quasi-authorities, such as domain name registrars) in the United States, New Zealand or foreign jurisdictions, as the case may be, for the purposes of maintaining such Acquired Entity Registered Intellectual Property. All Acquired Entity Registered Intellectual Property have been duly registered, filed in, or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, the Intellectual Property Office of New Zealand or the corresponding offices of other jurisdictions and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such jurisdiction.

(b) Transferability of Intellectual Property. All Acquired Entity Intellectual Property is, and after the Closing Date will be, fully transferable, alienable and licensable by the Company and/or Buyer without restriction and without payment of any kind to any third party.

(c) Title to Intellectual Property. The Company is the sole and exclusive owner of each item of Acquired Entity Intellectual Property, free and clear of any Liens other than (i) those set forth on Section 2.13(c) of the Disclosure Schedule and (ii) non-exclusive licenses to access the Acquired Entity Products granted to end-users pursuant to any Contract that has been entered into in the ordinary course of business that conforms in all material respects to the applicable Standard Form Agreement. The Company has the sole and exclusive right to bring a Claim against a third party for infringement or misappropriation of the Acquired Entity Intellectual Property. Except for trade secrets that lost their status as trade secrets upon the release of a new product, upon the issuance of a patent or publication of a patent application, or as a result of a good faith business decision to disclose such trade secret, and except for trademarks, trade names and service marks that the Company made a good faith business decision to stop using, no Acquired Entity has (i) transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or, as of the time of such transfer or exclusive license, were material to the Acquired Entities, to any other Person or (ii) permitted any Intellectual Property Rights that are or were at the time material to the Acquired Entities to enter into the public domain. The Company has taken all reasonable measures required to establish and preserve its ownership of all Intellectual Property Rights developed by, or on behalf of, the Company.

(d) Inbound Licenses. Other than Technology and Intellectual Property Rights licensed to the Company under (i) licenses for the Open Source Software listed in Section 2.13(m) of the Disclosure Schedule, (ii) licenses for Shrink-Wrap Code and (iii) the licenses set forth in Section 2.13(d) of the Disclosure Schedule, the Acquired Entity Intellectual Property includes all Intellectual Property Rights that are used in or necessary to the conduct of the business of the Acquired Entities, including the design, development, manufacture, delivery, use, marketing, import for resale, distribution, licensing out and sale of any Acquired Entity Product. With respect to Acquired Entity Future Products, the Company makes the foregoing representation to its Knowledge. The Company owns, or possesses licenses to all Intellectual Property Rights that are embodied in the Technology that is used in the conduct of the business of the Acquired Entities.

(e) Standard Form Agreements; Outbound Licenses. Copies of the Company’s standard form(s) of non-disclosure agreement and the Company’s standard form(s), including attachments, of non-exclusive licenses of the Acquired Entity Products to end-users (collectively, the “Standard Form Agreements”) are attached to Section 2.13(e)(1) and Section 2.13(e)(2), respectively of the Disclosure Schedule. Other than (i) non-disclosure agreements and (ii) non-exclusive licenses of the Acquired Entity Products to end-users (in each case of (i) and (ii), pursuant to any agreement that has been entered into in the ordinary course of business that confirms in all material respects to the applicable Standard Form Agreement), Section 2.13(e)(3) of the Disclosure Schedule lists all Contracts to which any Acquired Entity is a party and under which such Acquired Entity has granted, licensed or provided any Acquired Entity Intellectual Property and/or Acquired Entity Technology to third parties (other than rights granted to contractors or vendors to use Acquired Entity Intellectual Property and/or Acquired Entity Technology for the sole benefit of the Company).

(f) No Infringement by the Company. The operation of the business of the Acquired Entities has not, does not, and, to the Knowledge of the Acquired Entities and the Founders, when conducted in substantially the same manner following the Closing as currently conducted, will not infringe or misappropriate any Intellectual Property Rights of any Person, violate any rights of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. No Acquired Entity has received notice from any Person claiming that such operation or any act, any Acquired Entity Product or any Technology used by the Acquired Entities infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does any Acquired Entity or any Founder have Knowledge of any basis therefor).

(g) Third Party Rights. Except as set forth in Section 2.13(g) of the Disclosure Schedule, no third party that has licensed Intellectual Property Rights or provided any Technology to any Acquired Entity has retained ownership of or license rights under any Intellectual Property Rights in any improvements or derivative works made solely or jointly by such Acquired Entity under such license (to the extent the Acquired Entity is permitted under the terms of such license to make improvements or derivative works).

(h) Restrictions on Business. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or any Subsidiary of Parent by operation of law or otherwise of any Contracts to which any Acquired Entity is a party, will cause: (i) Parent, any Subsidiary of Parent or any Acquired Entity to grant to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of Parent, any Subsidiary of Parent, or any Acquired Entity on or prior to the date hereof, (ii) Parent, any Subsidiary of Parent, or any Acquired Entity to be bound by, or subject to, any non compete or other restriction on the operation or scope of their respective businesses (excluding any non compete or other restriction that arises from any Contract to which the Company or any other Acquired Entity is not a party), or (iii) Parent, any Subsidiary of Parent or any Acquired Entity to be obligated to pay any royalties or other consideration with respect to Intellectual Property Rights of any third party in excess of those payable by the Acquired Entities in the absence of this Agreement or the transactions contemplated hereby; except, in respect of the foregoing subsections (i), (ii), and (iii), pursuant to Contracts of Parent or any Subsidiary of Parent to which an Acquired Entity is not a party.

(i) No Third-Party Infringement. To the Knowledge of the Acquired Entities and the Founders, no Person has infringed or misappropriated or is infringing or misappropriating any Acquired Entity Intellectual Property.

(j) Proprietary Information Agreements. Copies of the Company’s standard form of employment agreement (the “Employee Proprietary Information Agreement”) and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreement”) are attached to Section 2.13(j)(1) and Section 2.13(j)(2), respectively, of the Disclosure Schedule. All current and former employees and consultants of the Acquired Entities have executed the applicable form of agreement. Without limiting the generality of the representations made in Sections 2.13(c), 2.13(d) and 2.13(f), none of the Acquired Entities’ current or former employees’ and consultants’ work for the Acquired Entities has been in any way done in breach of such employees’ or consultants’ obligations to any third parties, including any confidentiality or Intellectual Property Rights and Technology transfer obligations, and there is no basis for any third party to claim rights to any Acquired Entity Intellectual Property as work for hire or otherwise in connection with any work done by a current or former Company employee or consultant for such third party at any time. The Company is not making unauthorized use of any confidential information or trade secrets of any Person, including without limitation, any former employer of any current or former Company employee or consultant. None of the Company employees or consultants are obligated under any Contract (including without limitation any licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee or consultant’s best efforts to promote the interest of the Company or that would conflict with the Company’s business as now conducted and presently contemplated.

(k) Protection of Confidential Information. Each Acquired Entity has taken the reasonable steps necessary to protect the confidentiality of confidential information and trade secrets of such Acquired Entity or, if required under any Contract, of any Person that has provided any confidential information or trade secrets to such Acquired Entity.

(l) No Government or University Funding. No funding, facilities or resources of any government, international organization, university, college, other educational institution, or research center was used in the development of the Acquired Entity Intellectual Property or any Acquired Entity Technology.

(m) Open Source Software. Section 2.13(m) of the Disclosure Schedule lists all software that is available under the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses, or any other license that meets the Open Source Definition (www.opensource.org/osd.html) and/or Free Software Definition (www.gnu.org/philosophy/free-sw.html) (collectively, “Open Source Software”) and which, as of the date of Closing, has been included in, combined with, or used in the delivery of, any Acquired Entity Product in any way, and describes in reasonable detail the manner in which such Open Source Software was included, combined, used, modified and/or distributed (as applicable) by the Company or any of its subsidiaries. No Acquired Entity has used Open Source Software in any manner that would, with respect to any Acquired Entity Product or other Acquired Entity Technology, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) grant, or purport to grant, to any third party, any rights or immunities under Acquired Entity Intellectual Property, or (v) impose any other material limitation, restriction, or condition on the right of any Acquired Entity with respect to its use or distribution. With respect to any Open Source Software that is or has been used by any Acquired Entity in any way, such Acquired Entity has been and is in compliance, in all material respects, with all applicable licenses with respect thereto, including attribution and copyright notice requirements.

(n) Source Code. Neither any Acquired Entity nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Acquired Entity Product except for disclosures to employees, contractors or consultants under binding written Contracts that prohibit use or disclosure except in the performances of services to the Acquired Entities.

(o) Personal Information. All Personal Information has been collected, used, processed, disclosed and retained by the Acquired Entities in accordance with the Company’s privacy policy and all applicable Privacy Laws. Each Acquired Entity has at all times taken the steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that Personal Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of Personal Information. No Person has made a Claim against any Acquired Entity for a violation of such privacy policy or Privacy Laws and, to the Knowledge of the Acquired Entities or the Founders, no facts or circumstances exist that might give rise to such a Claim.

(p) Bugs. The Company has disclosed in writing to Parent (i) all Known material (or “priority 1”) bugs with respect to the Acquired Entity Products and Acquired Entity Technology, and (ii) all other information relating to any material problem with respect to any of the Acquired Entity Products and Acquired Entity Technology which adversely affects, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purpose of such Acquired Entity Products or Acquired Entity Technology. There have been, and are, no Claims asserted against any Acquired Entity or, to the Knowledge of the Acquired Entities or the Founders, any Acquired Entity’s customers or distributors, related to the Acquired Entity Products.

(q) Contaminants. The Company has taken commercially reasonable efforts to ensure that the Acquired Entity Products (and all parts thereof) and the Technology used to deliver all Acquired Entity Products are free of any and all “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Acquired Entity Product and the Technology used to deliver all Acquired Entity Products (or all parts thereof) or data or other software of users (“Contaminants”). With respect to Technology that is licensed from third parties used to deliver Acquired Entity Products, and with respect to Acquired Entity Future Products, the Company makes the foregoing representation to its Knowledge.

(r) Security. The Company has taken commercially reasonable steps and implemented commercially reasonable procedures to protect the information technology systems used in connection with the business of the Acquired Entities from Contaminants and unauthorized access. The Acquired Entities have the disaster recovery and security plans, procedures and facilities for the business specified in Section 2.13(r) of the Disclosure Schedule. There have been no material unauthorized intrusions or breaches of the security of said information technology systems.

2.14 Agreements, Contracts and Commitments.

(a) Except as set forth in Section 2.14(a) of the Disclosure Schedule (specifying the appropriate paragraph), no Acquired Entity is a party to, or bound by:

(i) (A) any employment, contractor or consulting Contract with an employee or individual consultant, contractor or salesperson, or (B) any Contract to grant any severance or termination pay (in cash or otherwise) to any employee or any contractor;

(ii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any Lease Agreement;

(v) any lease of personal property having an individual value in excess of $5,000;

(vi) any guaranty (excluding, for clarity, Acquired Entity Product warranties provided to customers in the ordinary course of business) or standalone agreement of indemnification;

(vii) any Contract relating to capital expenditures and involving future payments in excess of $10,000 individually or $30,000 in the aggregate;

(viii) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Acquired Entities’ businesses;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x) any Contract (including purchase orders) that involves performance of services or delivery of goods or materials by or to any Acquired Entity of an amount or value in excess of $10,000 individually or $30,000 in the aggregate;

(xi) any joint marketing, joint venture, partnership, strategic alliance, affiliate or development agreement or outsourcing agreement other than consulting agreements substantially in the form of the Consultant Proprietary Information Agreement;

(xii) any hedging, swap, derivative, ISDA or similar Contract;

(xiii) any dealer, distribution, sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor or other Contract for use or distribution of the products, technology or services of the Acquired Entities involving future payments in excess of $10,000 individually;

(xiv) any nondisclosure, confidentiality or similar agreement other than non-material nondisclosure, confidentiality or similar agreements entered into in the ordinary course of business and materially similar in substance to the Company’s applicable Standard Form Agreement(s);

(xv) any Contract containing “most-favored nation” pricing or similar pricing terms;

(xvi) any Contract limiting the Company’s ability to engage in any business anywhere in the world, or otherwise providing for or relating to “non-competition”; or

(xvii) any other Contract that involves $10,000 individually or $30,000 in the aggregate or more and is not cancelable without penalty within 30 days.

(b) The Company has delivered true and complete copies of each Contract that has been requested by Parent or its counsel, which shall be deemed to include, but shall not be limited to, all Contracts required to be disclosed pursuant to Sections 2.3, 2.11, 2.12, 2.13(a) (including, for the avoidance of doubt, each Contract entered into on a Standard Form Agreement), 2.13(a) and 2.15 and each of the other documents listed on the Disclosure Schedule. Each Contract disclosed pursuant to Sections 2.3, 2.11, 2.12, 2.13(a) and 2.13(a), 2.15 (including, for the avoidance of doubt, each Contract entered into on a Standard Form Agreement) shall be referred to herein as a “Material Contract” and collectively, as the “Material Contracts.”

(c) Each Material Contract to which any Acquired Entity is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of such Acquired Entity, and, to the Knowledge of the Acquired Entities and the Founders, each other party thereto, enforceable against such Acquired Entity, and, to the Knowledge of the Acquired Entities and the Founders, each other party thereto, in accordance with its terms, and is in full force and effect with respect to such Acquired Entity and, to the Knowledge of the Acquired Entities and the Founders, each other party thereto, subject to (i) laws of general application relating to bankruptcy, insolvency fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Each Acquired Entity that is a party to a Material Contract is in compliance in all material respects with and has not materially breached, violated or defaulted under, or received written (or to the Knowledge of the Acquired Entities and the Founders, oral) notice that it has breached, violated or defaulted under, any of the terms or conditions of such Material Contract. To the Knowledge of the Acquired Entities and the Founders (i) no party is obligated to the applicable Acquired Entity pursuant to any Material Contract that is subject to any material breach, violation or default thereunder, and (ii) there is no presently existing fact or circumstance that, with or without the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by such Acquired Entity or any such other party.

(d) Each Acquired Entity has performed all material obligations required to have been performed by such Acquired Entity pursuant to each Material Contract to which such Acquired Entity is a party.

(e) All outstanding Indebtedness for borrowed money of any Acquired Entity may be prepaid without penalty.

2.15 Interested Party Transactions.

(a) No officer, director or Company Stockholder (nor, to the Knowledge of the Acquired Entities and the Founders, any immediate family member, officer or director, of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any Entity which furnished or sold, or furnishes or sells, services, products, or technology that any Acquired Entity furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Entity that purchases from or sells or furnishes to any Acquired Entity, any goods or services, or (iii) any interest in, or is a party to, any Contract to which any Acquired Entity is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting shares of a publicly traded corporation shall not be deemed to be an “interest in any Entity” for purposes of this Section 2.15(a).

(b) Any transaction pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, any Acquired Entity that was entered into upon or after the inception of such Acquired Entity has been on an arm’s-length basis on terms no less favorable to such Acquired Entity than would have been available from an unaffiliated party.

2.16 Company Authorizations. Section 2.16 of the Disclosure Schedule sets forth each material consent, license, permit, grant or other authorization (i) pursuant to which the Acquired Entities currently operate or hold any interest in their respective properties, or (ii) which is required for the operation of the businesses of the Acquired Entities as currently conducted or the holding of any such interest (collectively, “Acquired Entity Authorizations”). All of the Acquired Entity Authorizations have been issued or granted to an Acquired Entity, are in full force and effect and constitute all Acquired Entity Authorizations required to permit the Acquired Entities to operate or conduct their businesses or hold any interest in their respective properties or assets.

2.17 Litigation. There is no Claim of any nature pending, or to the Knowledge of the Acquired Entities and the Founders, threatened, against any Acquired Entity, its properties (tangible or intangible) or any of such Acquired Entity’s officers or directors (in their capacities as such), nor to the Knowledge of the Acquired Entities and the Founders are there any presently existing facts or circumstances that would constitute a reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Acquired Entities and the Founders, threatened, against any Acquired Entity, any of its properties (tangible or intangible) or any of its officers or directors (in their capacities as such) by or before any Governmental Entity, nor to the Knowledge of the Acquired Entities and the Founders are there any presently existing facts or circumstances that would constitute a reasonable basis therefor.

2.18 Environmental Matters. No Acquired Entity is in material violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

2.19 Brokers’ and Finders’ Fees. Except as set forth on Section 2.19 of the Disclosure Schedule, no Acquired Entity has or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Parent, Buyer or the Company incur, directly or indirectly, any such liability based on arrangements made by or on behalf of any Acquired Entity.

2.20 Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Employee Plan” shall mean any plan, program, policy, practice, or other arrangement providing for compensation (other than regular wages and salaries in the normal course of business), severance, termination pay, deferred compensation, performance awards, stock or stock related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind (other than regular wages and salaries in the normal course of business), whether written or unwritten, funded or unfunded which is maintained or contributed to or required to be contributed to by the Company, its ERISA Affiliates or any other Acquired Entity for the benefit of any Employee, or with respect to which the Company, its ERISA Affiliates or any Acquired Entity has or may have any Liability (contingent or otherwise).

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 or 4971 of the Code, or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, its ERISA Affiliates or any Acquired Entity.

“Employee Agreement” shall mean each management, employment, severance, separation, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other written Contract between the Company, its ERISA Affiliates, or any Acquired Entity and any Employee, and under which the Acquired Entity has or may have any Liability.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company, any Acquired Entity or any of their Subsidiaries, any entity that is (or at the relevant time was) treated as a single employer with the Company, any such Acquired Entity, or any such Subsidiary or under common control with the Company, any such Acquired Entity or any such Subsidiary within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001(b)(1) of ERISA.

“Pension Plan” shall mean each U.S. Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“U.S. Employee Plan” shall mean each Company Employee Plan or Employee Agreement with or for the benefit of Employees who perform services in the United States.

(b) Schedule. Section 2.20(b) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. No Acquired Entity has made any plan or commitment to establish or enter into any new Company Employee Plan or Employee Agreement, or to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, or as required by this Agreement).

(c) Documents. The Company has provided or made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports if any, required under any applicable law in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under any applicable law with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance Contracts, (vi) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan (excluding routine correspondence in the normal course of operations of such Company Employee Plan), (vii) policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (viii) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (ix) the most recent tax authority determination or opinion letter issued with respect to each Company Employee Plan.

(d) Employee Plan Compliance. The Company has performed all material obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by any applicable statute and except for continuation of coverage through the month of termination if required pursuant to such Company Employee Plan, and to the Knowledge of the Acquired Entities and the Founders, no director or officer has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits post-termination, except to the extent required by statute.

(f) Effect of Transaction. Except as set forth on Section 2.20(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) materially increase any benefits otherwise payable by the Company or (iv) result in the obligations to fund, or the acceleration of the time of payment or vesting of, any such benefits.

(g) Employment Matters. Each Acquired Entity is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations, collective bargaining agreements and arrangements, extension orders and binding customs respecting employment, employment practices, terms and conditions of employment, employee safety and health and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative proceedings pending, or, to the Knowledge of the Acquired Entities and the Founders, threatened in writing or reasonably anticipated against any Acquired Entity or, to the Knowledge of the Acquired Entities and the Founders, any of its Employees relating to any Employee with respect to his or her capacity as an Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against any Acquired Entity or any Acquired Entity trustee under any worker’s compensation policy or long term disability policy. If required by applicable law, each of the Company and any Acquired Entity has correctly classified all individuals who perform services for it in the United States as common law employees, independent contractors or leased employees. Neither the Company nor any Acquired Entity is a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Entity with respect to employment practices.

(h) Labor. No work stoppage or labor strike against any Acquired Entity is pending, or to the Knowledge of the Acquired Entities and Founders, threatened, or reasonably anticipated. Neither the Acquired Entities nor the Founders have Knowledge of any activities or proceedings of any labor union to organize any current employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Acquired Entities and the Founders, threatened or reasonably anticipated relating to any labor matters involving any current employee, including charges of unfair labor practices. No Acquired Entity is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or arrangement or union Contract with respect to Employees, and no collective bargaining agreement is being negotiated by any Acquired Entity. No notice has been given to any Acquiring Entity to enter into bargaining for a collective agreement. As applicable, the Company and any Acquired Entity has complied in all material respects with any and all obligations under the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN”) and all similar Laws. No terminations prior to the Closing Date would trigger any notice or other obligations under WARN or any similar Law.

(i) No Interference or Conflict. To the Knowledge of the Acquired Entities and the Founders, no shareholder, director, officer, employee or consultant of any Acquired Entity is obligated under any Contract or subject to any judgment, decree, or order of any court or administrative agency that would materially interfere with such Person’s efforts to promote the interests of such Acquired Entity or that would materially interfere with such Acquired Entity’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of each Acquired Entity’s business as presently conducted or proposed to be conducted nor any activity of such Acquired Entity’s officers, directors, employees or consultants in connection with the carrying on of such Acquired Entity’s business as presently conducted or proposed to be conducted will, to the Knowledge of the Acquired Entities and the Founders, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such officers, directors, employees, or consultants is now bound.

(j) Certain Employee Matters. Section 2.20(j) of the Disclosure Schedule contains a complete and accurate list of the current employees of each Acquired Entity as of the date hereof and shows with respect to each such employee (i) the employee’s name, position held, base salary or hourly wage rate, as applicable, and most recent annual bonus, (ii) the date of hire, (iii) vacation eligibility for the current calendar year (including accrued vacation from prior years), (iv) leave status (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves), (v) visa status, (vi) the name of any union, collective bargaining agreement or other similar labor agreement covering such Employee, and (vii) accrued sick days for current calendar year. To the Knowledge of the Acquired Entities and the Founders, no employee listed on Section 2.20(j) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement.

(k) Certain Advisor and Consultant Matters. Section 2.20(k) of the Disclosure Schedule contains an accurate and complete list of (i) all Persons currently performing services for any Acquired Entity as a consultant or independent contractor and (ii) the location at which such services are being provided.

(l) U.S. Law Matters.

(i) Section 2.20(l)(i) of the Disclosure Schedule contains an accurate and complete list of each U.S. Employee Plan.

(ii) Neither the Company nor any ERISA Affiliate (during such time as it was an ERISA Affiliate of the Company) has ever maintained, established, sponsored, participated in, or contributed to, any (A) Pension Plan, including but not limited to, a plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, or (B) multiemployer plan (as defined in Sections 3(37) and 4001(a)(3) of ERISA).

(iii) There does not now exist, nor do any circumstances exist that would result in, any Controlled Group Liability with respect to any U.S. Employee Plan that would be a liability of Parent, the Company or any ERISA Affiliate at or following the Effective Time.

2.21 Insurance. Section 2.21 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of each Acquired Entity, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There are and have been no Claims since the Company’s inception for which an insurance carrier has denied or threatened to deny coverage. In addition, there is no pending Claim for which its total value (inclusive of defense expenses) the Company expects to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, and each Acquired Entity is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).

2.22 Compliance with Laws. Each Acquired Entity has complied with, is not in violation of, and has not received any written (or to the Knowledge of the Acquired Entities and the Founders, oral) notices of violation with respect to, any foreign, federal, provincial, state or local statute, law or regulation except to the extent that any such violation(s) or failure(s) to comply, when combined with any other such violation(s) or failure(s) to comply, would not reasonably be expected to be material to the Acquired Entities taken as a whole.

2.23 Export Control Laws. Each Acquired Entity has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and reexport control and trade sanction laws, including the United States Export Administration Act and Regulations and the Office of Foreign Assets Controls and trade sanctions regulations and (ii) all other applicable import/export control laws in other countries in which each Acquired Entity conducts business. Without limiting the foregoing:

(a) Each Acquired Entity has obtained all material export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, and declarations and made any material filings with any Governmental Entity required for (i) the export, import and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) Each Acquired Entity is in compliance, in all material respects, with the terms of all applicable Export Approvals;

(c) There are no pending or, to the Knowledge of the Acquired Entities and the Founders, threatened claims against any Acquired Entity with respect to such Export Approvals;

(d) No Acquired Entity does business in, either directly or indirectly, nor, to the Knowledge of any Acquired Entity are such Acquired Entity’s products or services being sold, provided, shipped to or otherwise transferred to, directly or indirectly, a country subject to an embargo by the United States, including Iran, Syria, Cuba, Sudan, and North Korea;

(e) No Acquired Entity has done business or provided any services to any Person or Entity listed on any of the relevant U.S. Government List of Prohibited Persons, including, but not limited to, the Department of Treasury’s List of Specially Designated Nationals and the Commerce Department’s List of Denied Persons and Entity List, or on any of the United Nations Sanctions Lists;

(f) To the Knowledge of the Acquired Entities and the Founders, there are no presently existing facts or circumstances pertaining to any Acquired Entity’s export transactions that would constitute a reasonable basis for any future claims with respect to such Export Approvals; and

(g) No Export Approvals for the transfer of export licenses to Parent, Buyer or any Acquired Entity are required, or such Export Approvals can be obtained expeditiously without material cost.

(h) Section 2.23(h) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Acquired Entities’ products, services, software and technologies.

2.24 Complete Copies of Materials. The Company has delivered true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel, including all Contracts and other documents listed on the Disclosure Schedule.

2.25 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY STOCKHOLDERS

Each Company Stockholder hereby severally, and not jointly, represents and warrants to Parent and Buyer as of the date hereof and as of the Closing Date as follows:

3.1 Ownership of Company Shares. Such Company Stockholder is the sole legal and, except for those Company Stockholders who are identified on Schedule 1.1(a) as holding Company Shares in a trustee capacity, beneficial owner of all of the outstanding Company Shares that are set forth opposite such Company Stockholder’s name on Schedule 1.1(a) hereto, and such Company Shares held by such Company Stockholder are to be sold pursuant to this Agreement. None of such Company Shares are subject to any Liens, including without limitation, any rights of first refusal of any kind

(other than in favor of the Company), and such Company Stockholder has not granted any rights to purchase such Company Shares to any other Person. Such Company Stockholder has the sole right to transfer such Company Shares to Buyer. Such Company Shares constitute all of the Company Shares owned, beneficially or legally by such Company Stockholder, and such Company Stockholder has no other rights to acquire Company Shares. Each Company Stockholder who is identified in Schedule 1.1(a) as holding Company Shares in a trustee capacity is duly authorized by the trust deed and any other terms of the trust to sell the Company Shares. Upon the Closing, Buyer will receive from such Company Stockholder, good title to such Company Shares, subject to no Liens retained, granted or permitted by such Company Stockholder or the Company.

3.2 Tax.

(a) Such Company Stockholder is a resident only of, and subject only to net income taxation by, the jurisdiction in which such Company Stockholder is a resident, as set forth in the Spreadsheet.

(b) Such Company Stockholder has had an opportunity to review with such Company Stockholder’s own tax advisors the Tax consequences of the Acquisition and the transactions contemplated by this Agreement. Such Company Stockholder understands that such Company Stockholder must rely solely on such Company Stockholder’s advisors and not on any statements or representations made by Parent, Buyer, the Company or any of their respective agents. Such Company Stockholder understands that such Company Stockholder (and not Parent, Buyer or the Company) shall be responsible for such Company Stockholder’s own Tax liability that may arise as a result of the Acquisition or the transactions contemplated by this Agreement.

3.3 Absence of Claims by the Company Stockholders. Such Company Stockholder has no present Claim against any Acquired Entity nor any Knowledge of the basis for any future Claim against any Acquired Entity, whether contingent or unconditional, fixed or variable, under any Contract or on any other legal basis whatsoever, whether in such Company Stockholder’s capacity as a stockholder or otherwise, including without limitation any Claim relating to or arising out of any violation of the Securities Act of 1978 (New Zealand).

3.4 Authority. Such Company Stockholder has all requisite legal capacity, right, power and authority to enter into, as applicable, this Agreement and any Related Agreements to which such Company Stockholder is a party and to consummate the transactions contemplated hereby and thereby. No further action is required on the part of such Company Stockholder to authorize this Agreement and the Related Agreements to which such Company Stockholder is a party and the transactions contemplated hereby and thereby. This Agreement and the Related Agreements to which such Company Stockholder is a party have been duly executed and delivered by such Company Stockholder and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the valid and binding obligations of such Company Stockholder, enforceable in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights, relief of debtors, and remedies generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.5 No Conflict. The execution and delivery by such Company Stockholder of this Agreement and the Related Agreements to which such Company Stockholder is a party and the consummation of the transactions contemplated hereby and thereby will not conflict with (i) any Contract to which such Company Stockholder or any of its properties or assets are subject (a “Stockholders Conflict”), or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Company Stockholder or its properties or assets.

3.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party, including a party to any agreement with such Company Stockholder (so as not to trigger any Stockholders Conflict), is required by or with respect to such Company Stockholder in connection with the execution and delivery of this Agreement and the Related Agreements to which such Company Stockholder is a party or the consummation of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable laws.

3.7 Litigation. There is no Claim of any nature pending, or to the Knowledge of such Company Stockholder, threatened, against such Company Stockholder or such Company Stockholder’s properties (tangible or intangible), in each case that relates in any way to this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby. There is no investigation or other proceeding pending or, to the Knowledge of such Company Stockholder, threatened, against such Company Stockholder or any of such Company Stockholder’s properties (tangible or intangible) by or before any Governmental Entity, in each case that relates in any way to this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby.

3.8 Brokers. Such Company Stockholder has not employed any broker, finder or investment banker or incurred any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any Related Agreement or any transaction contemplated hereby or thereby.

3.9 Stockholder Representative. The Stockholder Representative is the duly appointed attorney-in-fact of such Company Stockholder and has full power and authority to act for and bind each Company Stockholder as provided in Section 8.7 hereof.

3.10 Ownership of Assets. Such Company Stockholder does not own any Intellectual Property or Technology, or any other property or asset, that is used in or necessary for the operations of the Acquired Entities or any Acquired Entity Product, nor does such Company Stockholder own (whether solely or jointly), or have any rights to or under, any Acquired Entity Intellectual Property or any other property or asset of any Acquired Entity.

3.11 No General Solicitation. Neither such Company Stockholder nor anyone acting on behalf of such Company Stockholder, has offered any Company Shares (or any portion thereof) then held by such Company Stockholder, by means of any general solicitation or general advertising, and neither such Company Stockholder nor anyone acting on behalf of such Company Stockholder has taken any action which would subject the transfer of such Company Shares to the registration provisions of any applicable securities laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Each of Parent and Buyer hereby represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

4.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of New Zealand and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

4.2 Authority and Enforceability. Each of Parent and Buyer has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Buyer of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Buyer. This Agreement and any Related Agreements to which each of Parent and Buyer is a party have been duly executed and delivered by each of Parent and Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto constitute the valid and binding obligations of each of Parent and Buyer, enforceable against each of Parent and Buyer in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights, relief of debtors, and remedies generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 Cash Resources. Buyer has sufficient cash resources to pay the Cash Consideration and the Additional Consideration pursuant to this Agreement.

4.4 No Conflict. The execution and delivery by each of Parent and Buyer of this Agreement and any Related Agreement to which Parent and/or Buyer are parties, and the consummation of the transactions contemplated hereby and thereby, will not conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent and/or Buyer or any of their properties or assets (whether tangible or intangible) other than any such items that would not reasonably be expected to materially impede the ability of Parent or Buyer to consummate the transactions contemplated by this Agreement.

4.5 Consents. Neither Parent nor Buyer is required to obtain any Consent from any Governmental Entity or any third party in connection with the execution and delivery of this Agreement or any Related Agreement to which Parent and/or Buyer is a party or the consummation of the transactions contemplated hereby and thereby, except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities or other laws or would not reasonably be expected to materially impede the ability of Parent or Buyer to consummate the transactions contemplated by this Agreement.

4.6 No Material Adverse Event. Since April 1, 2011, there has not been any fact, event, change, development or set of circumstances that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the business and properties of Parent, taken as a whole.

4.7 Brokers’ and Finders’ Fees. Neither Parent nor Buyer has or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will any Acquired Entity incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Parent and/or Buyer.

ARTICLE V

CONDUCT PRIOR TO THE CLOSING

5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, each Acquired Entity shall, and each Founder agrees to cause each Acquired Entity to, operate its business in the ordinary course of business consistent with past practices, except (i) as specifically disclosed in Section 5.1 of the Disclosure Schedule, (ii) with the prior written consent of Parent (the decision with respect to which will not be unreasonably withheld or delayed), (iii) as specifically permitted or contemplated by this Agreement, or (iv) as required by Law. Without limiting the generality of the foregoing, the Company agrees to pay Indebtedness for borrowed money and Taxes of each Acquired Entity when due (subject to the right of Parent to review and timely approve any Tax Returns in accordance with this Agreement), to use reasonable best efforts to pay or perform other obligations when due, and, to the extent consistent therewith, to use reasonable best efforts to (a) preserve intact the present business organizations of each Acquired Entity, (b) keep available the services of the present officers and Employees of each Acquired Entity, (c) preserve the assets and technology of each Acquired Entity and (d) preserve the relationships of each Acquired Entity with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of each Acquired Entity at the Closing. The Company shall promptly notify Parent of any Material Adverse Effect involving the Company that arises during the period commencing with the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Closing. Notwithstanding the foregoing, except as set forth in clauses (i)-(iv) above, no Acquired Entity shall from and after the date of this Agreement:

(a) make any expenditure or enter into any commitment or transaction exceeding $10,000 individually or $30,000 in the aggregate;

(b) (i) sell or license or transfer to any Person any rights to any Acquired Entity Intellectual Property or Technology or enter into any agreement with respect to any Acquired Entity Intellectual Property or Technology with any Person or with respect to any Intellectual Property Rights or Technology of any Person (other than non-exclusive agreements to license or provide Acquired Entity Products to end-users pursuant to agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Standard Form Agreements), (ii) buy or license any Intellectual Property Rights or Technology or enter into any agreement with respect to the Intellectual Property Rights or Technology of any Person (other than non-exclusive end user license agreements entered into in the ordinary course of business consistent with past practices that do not materially differ from the Standard Form Agreements), (iii) enter into any agreement with respect to the development of any Intellectual Property Rights or Technology with a third party (other than consulting agreements that do not differ in substance from the Consulting Proprietary Information Agreement form), or (iv) terminate, fail to renew, abandon, cancel, let lapse, fail to continue to prosecute or defend any Acquired Entity Intellectual Property;

(c) terminate or extend, or materially amend, waive, modify, or violate the terms of, any Contract disclosed on the Disclosure Schedule (or agree to do so), or enter into any Contract which would have been required to have been disclosed in Section 2.11 or Section 2.14 of the Disclosure Schedule had such Contract been entered into prior to the date hereof;

(d) engage in or enter into any material transaction or commitment, or relinquish any material right, outside the ordinary course of such Acquired Entity’s business consistent with past practice;

(e) enter into or materially amend, waive or modify the terms of any Contract pursuant to which any other party is granted distribution, development or similar rights of any type or scope with respect to any products or technology of any Acquired Entity (other than consulting agreements that do not differ in substance from the Consulting Proprietary Information Agreement form);

(f) create any new Liability of any kind exceeding $10,000 individually or $30,000 in the aggregate, other than (i) as required to consummate the Acquisition (including Third-Party Expenses) and (ii) employee expense obligations arising in the ordinary course of business, consistent with past practice;

(g) initiate or settle any litigation, other than to enforce its rights under this Agreement;

(h) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Shares, or split, combine or reclassify any Company Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Company Shares, or repurchase, redeem or otherwise acquire, directly or indirectly, any Company Shares (or options, warrants or other rights exercisable therefor);

(i) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Shares or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities;

(j) except as required by this Agreement, cause or permit any amendments to its Charter Documents or other organizational documents of any Acquired Entity;

(k) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of any Acquired Entity;

(l) enter into any agreement to purchase or sell any interest in real property, grant any security interest in real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;

(m) incur or guarantee any Indebtedness or issue or sell any debt securities or guarantee any debt securities or other obligations of others or create a Lien over any of its assets;

(n) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(o) grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, of any Acquired Entity, except payments made pursuant to the Company Employee Plans set forth in the Disclosure Schedule and provided to Parent or pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

(p) hire, offer to hire or terminate any Employees, or encourage any Employees to resign from any Acquired Entity;

(q) adopt, amend or fail to maintain any Company Employee Plan, enter into any employment Contract, pay or agree to pay any special bonus or special remuneration to any director or Employee of any Acquired Entity, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of its Employees except payments made pursuant to this Agreement or standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

(r) revalue any of its assets (whether tangible or intangible), including without limitation writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

(s) pay, discharge, waive or satisfy, in an amount in excess of $10,000 in any one case, or $30,000 in the aggregate, any claim, Liability, loan or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Current Balance Sheet;

(t) make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or file any Tax Return (including any amended Tax Return) inconsistent with past practices unless such Tax Return has been provided to Parent for review within a reasonable period prior to the due date for filing and Parent has consented to such filing (such consent not to be unreasonably conditioned, withheld or delayed);

(u) enter into any license, distribution, reseller, OEM, joint venture or joint marketing or any similar arrangement or agreement (other than non-exclusive licenses of the Acquired Entity Products to end-users pursuant to agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Standard Form Agreements);

(v) except as required by GAAP, adopt or change the Company’s accounting policies or procedures, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, billing and invoicing policies, or payment or collection policies or practices; or

(w) take, commit or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(v), inclusive, or any other act or omission that would cause or result in any of its representations and warranties contained herein being untrue or incorrect in any material respect at or prior to the Closing Date.

5.2 No Solicitation.

(a) Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 10.1 hereof, neither the Company nor any Company Stockholder shall, nor shall the Company or any Company Stockholder permit any of the officers, directors, members, employees, shareholders, agents, representatives or affiliates of any Acquired Entity (each, a “Company Representative”) to, directly or indirectly, take any of the following actions with any party other than Parent and its designees: (A) solicit, initiate, participate or knowingly encourage any negotiations or discussions with respect to any offer or proposal to acquire all or any portion of any Acquired Entity’s business or properties, or any equity interest in any Acquired Entity, including shares of capital stock, or any rights to acquire any shares of capital stock or other equity interests in such Acquired Entity, regardless of the form of transaction (a “Competing Transaction”), or effect any such transaction, (B) disclose any information to any Person concerning the business or properties of any Acquired Entity, or afford to any Person access to the Company’s properties, books or records other than in the ordinary course of business, (C) assist or cooperate with any Person to make any proposal regarding a Competing Transaction, or (D) enter into any agreement with any Person providing for a Competing Transaction. In the event that the Company, any Company Stockholder or any Company Representative shall receive, prior to the Closing or the termination of this Agreement in accordance with Section 10.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (A), (C) or (D) above, or any request for disclosure or access as referenced in clause (B) above, the Company, Company Stockholder or such Company Representative, as applicable, shall, or shall cause the Company, such Company Stockholder or such Company Representative to, immediately (i) terminate, suspend or otherwise discontinue any and all discussions or other negotiations with such Person with regard to such offers, proposals, or requests and (ii) notify Parent thereof, including information as to the identity of the Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request, including, but not limited to a copy thereof or a summary of the principal terms of any such inquiry, offer or proposal that is not in writing.

(b) The parties hereto agree that irreparable harm would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above (i) by any Founder, officer or director of the Company shall be deemed to be a breach of this Agreement by the Company and (ii) by any other Company Stockholder shall be the sole responsibility of such Company Stockholder.

5.3 No Transfer. No Company Stockholder shall sell, transfer, assign or hypothecate the Company Shares held by such Company Stockholder (except to Buyer pursuant to the terms hereof) or take or agree to take any action that would result in any of the conditions to the Closing set forth in Article VII not being satisfied or that would delay their satisfaction, in each case without the prior written consent of Parent.

5.4 Procedures for Requesting Parent Consent. If any Acquired Entity or Company Stockholder desires to take an action that would be prohibited pursuant to Section 5.1 hereof without the written consent of Parent, prior to taking such action such Acquired Entity or Company Stockholder, as applicable, may request such written consent by sending an e-mail or facsimile to each of the following individuals:

Jason Corsello

Telephone: (203) 779-5501

E-mail address: jcorsello@cornerstoneondemand.com

Adam Weiss

Telephone: (310) 752-0200

E-mail address: aweiss@cornerstoneondemand.com

Any of the parties set forth above may grant consent on behalf of Parent to the taking of any action that would otherwise be prohibited pursuant to Section 5.1 by e-mail or such other notice that complies with the provisions of Section 10.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Information. Each Acquired Entity shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Closing to (a) all of the properties, books, Contracts and records of such Acquired Entity, including all Acquired Entity

Intellectual Property and Technology used by such Acquired Entity (including access to design processes and methodologies and all source code), (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of such Acquired Entity as Parent may reasonably request, and (c) all Employees of such Acquired Entity as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon reasonable request. No information or knowledge obtained in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition in accordance with the terms and provisions hereof. All information or knowledge obtained in any investigation pursuant to this Section 6.1 or otherwise shall be subject to that certain Mutual Confidentiality and Nondisclosure Agreement, dated as of October 26, 2011, between the Company and Parent (the “Confidentiality Agreement”).

6.2 Confidentiality. Each of the parties hereto hereby agrees that any information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, or, if applicable, in connection with any disputes or arbitration proceedings (any such information, “Confidential Information”) is confidential. In this regard, the Company and the Company Stockholders acknowledge that Parent’s common stock is publicly traded and that any information obtained during the course of due diligence and negotiation of this Agreement and the Related Agreements could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company and the Company Stockholders acknowledge and agree not to engage in any discussions, correspondence or transactions in Parent’s common stock in violation of applicable securities laws. Additionally, each Company Stockholder acknowledges and agrees that it shall not use any Confidential Information in connection with, or disclose any Confidential Information, directly or indirectly, to any third party who is involved in, negotiations with Parent on matters unrelated to the subject matter of this Agreement or the transactions contemplated hereby and that such obligation shall survive indefinitely. The Company has provided a copy of the Confidentiality Agreement to each Company Stockholder prior to the date hereof.

6.3 Public Disclosure. Neither the Company nor any Company Stockholder shall (nor will any of them permit, as applicable, any Company Representative to), directly or indirectly, issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings, without the consent of Parent; provided, however, that in the event of termination of this Agreement, Parent agrees to consult with the Company regarding the content of any public announcement with respect thereto and to consider in good faith the Company’s input thereon; provided, further, that Parent shall obtain the Company’s consent to any disclosure of the reasons for the termination if such reasons provide information that is not required to be disclosed under applicable law (such consent not to be unreasonably withheld or delayed).

6.4 Commercially Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to be satisfied, to cause the Acquisition to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that no party shall be required to agree (and the Company shall not agree without the prior consent of Parent) to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its businesses, assets or properties, its subsidiaries or affiliates, (b) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company, or (c) the imposition of any impediment on Parent, its Subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (a), (b) or (c), an “Action of Divestiture”). Nothing herein shall require Parent or permit any Acquired Entity (without the prior consent of Parent) to litigate with any Governmental Entity. Nothing in this Agreement shall require Parent or permit any Acquired Entity (without the prior consent of Parent) to pay any consideration or agree to any modifications of existing Contracts or entry into new Contracts (other than the payment of customary filing and application fees) in connection with obtaining any waivers, consents, approvals from Governmental Entities or other Persons in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, except as disclosed in Section 5.1(c) of the Disclosure Schedule.

6.5 Notification of Certain Matters. The Company, any Founder, Parent or Buyer, as the case may be, shall give prompt notice to the other parties of: (a) the occurrence of any event that is likely to cause any representation or warranty of the Company, any Founder, Parent or Buyer, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date, and (b) any failure of the Company, any Founder, Parent or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of representation or warranty or breach of covenant; provided further that the Company’s, Founder’s, Parent’s or Buyer’s unintentional failure, as the case may be, to give notice under this Section 6.5 shall not be deemed a breach of the covenant under this Section 6.5, but instead shall constitute only a breach of the underlying representation or warranty or covenant, condition or agreement of such party, as the case may be.

6.6 Third-Party Consents. The Company shall use all commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract listed in Section 7.2(e) of the Disclosure Schedule as are required thereunder in connection with the Acquisition or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 7.2(e) of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Closing. Such consents, waivers and approvals shall be in a form acceptable to Parent.

6.7 Terminated Agreements. The Company shall use commercially reasonable efforts to cause each of the agreements listed on Schedule 7.2(f) hereto (the “Terminated Agreements”) to be terminated, effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Closing. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Company (after the Closing) will not be subject to or incur any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date. The Company shall be responsible for making any payments required to terminate the Terminated Agreements and shall indemnify, defend, protect and hold harmless Parent and Buyer from all Losses arising from the same and shall reflect such payment or other Liability incurred by any Acquired Entity as of the Closing Date or anticipated to be incurred or payable after the Closing on the Statement of Expenses. In the event the Acquisition does not close for any reason, neither Parent nor Buyer shall have any Liability to any Acquired Entity, any Company Stockholder or any other Person for any costs, claims, Liabilities or damages resulting from the Company seeking to obtain such terminations.

6.8 Modified Agreements. The Company shall use commercially reasonable efforts to modify each of the agreements listed on Schedule 7.2(g) hereto (the “Modified Agreements”) as reasonably directed by the Parent effective as of the Closing, so that the required modifications are in effect immediately following the Closing. The Company shall be responsible for making any payments required in connection with the Modified Agreements and shall indemnify, defend, protect and hold harmless Parent and the Company (as it exists after Closing) from all Losses arising from the same and shall reflect such payment or other Liability incurred by any Acquired Entity as of the Closing Date or anticipated to be incurred or payable after the Closing on the Statement of Expenses. In the event the Acquisition does not close for any reason, neither Parent nor Buyer shall have any Liability to any Acquired Entity, any Company Stockholder or any other Person for any costs, claims, Liabilities or damages resulting from the Company seeking to obtain such modifications.

6.9 Notices. The Company shall send each of the notices set forth in Schedule 7.2(h) hereto (the “Notices”) promptly following the date hereof. The Company shall be responsible for making any payments required in connection with the Notices and shall indemnify, defend, protect and hold harmless Parent and Buyer from all Losses arising from the same and shall reflect such payment or other Liability incurred by any Acquired Entity as of the Closing Date or anticipated to be incurred or payable after the Closing on the Statement of Expenses. In the event the Acquisition does not close for any reason, neither Parent nor Buyer shall have any Liability to any Acquired Entity, any Company Stockholder or any other Person for any costs, claims, Liabilities or damages resulting from the Company sending any of the Notices.

6.10 Proprietary Information and Inventions Assignment Agreements. The Company shall use commercially reasonable efforts to cause each current employee of an Acquired Entity and each former employee of an Acquired Entity who is listed on Schedule 6.10 hereto, to have entered into and executed, and each person who becomes an employee of any Acquired Entity after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an agreement containing employee proprietary information and inventions assignment provisions with the Company or such Acquired Entity, as applicable, on the form which has been previously provided to Parent effective as of such employee’s first date of employment or service. The Company shall use commercially reasonable efforts to cause each current consultant or contractor of any Acquired Entity, and each former consultant or contractor of any Acquired Entity who is listed on Schedule 6.10 hereto, to have entered into and executed, and each Person who becomes a consultant or contractor of any Acquired Entity after the date hereof and prior to the Closing to enter into and execute, a consultant proprietary information agreement with the Company or such Acquired Entity, as applicable, on the form which has been previously provided to Parent, effective as of such consultant or contractor’s first date of service.

6.11 Resignation of Officers and Directors. The Company shall cause each officer and director of each Acquired Entity to execute a resignation and release letter in the form attached hereto as Exhibit E (the “Director and Officer Resignation and Release Letter”), effective as of and contingent upon the Closing.

6.12 Continuing Employees. Each Acquired Entity shall make reasonable efforts to ensure that the Key Employees employed by such Acquired Entity remain employed by such Acquired Entity as of the Closing Date.

6.13 Expenses. Whether or not the Acquisition is consummated, all Third-Party Expenses shall be the obligation of the respective party incurring such fees and expenses. The Company shall provide Parent with a draft statement of the Third-Party Expenses of the Acquired Entities showing the details of all Third-Party Expenses incurred or expected to be incurred by such Acquired Entities (including any Third-Party Expenses anticipated to be incurred after the Closing) not less than five (5) Business Days prior to the Closing Date in a form reasonably satisfactory to Parent and shall deliver a final statement not less than one (1) Business Day prior to the Closing Date certified as true and correct as of the Closing Date by the Company’s Chief Executive Officer (the “Statement of Expenses”). Any Third-Party Expenses incurred by an Acquired Entity that are not reflected on the Statement of Expenses, and thus were not included as part of the calculation of the Adjusted Net Equity Amount and, if included in the calculation of the Adjusted Net Equity Amount would have decreased the amount of the Net Equity Adjustment in favor of Buyer, if any (“Excess Third-Party Expenses”), shall be paid out of the Escrow Fund in accordance with Section 8.2.

6.14 Payoff Letters regarding Indebtedness. At least three (3) days prior to the Closing Date, the Company shall use all commercially reasonable efforts to obtain executed payoff letters or final invoices, as applicable, from each lender, creditor, noteholder or other counterparty to which such Indebtedness is owing (whether or not then due and payable), in each case (i) that sets forth the amount to be paid on or prior to the Closing Date, together with wire transfer instructions, (ii) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of the applicable Acquired Entity (and, in the case of hedging, swap or similar agreements, the complete unwind and settlement of such arrangements) in respect of such item (except obligations for indemnification and reimbursement that expressly survive repayment in full) and of all current and future Liens relating to such item and (iii) contemplating the delivery of UCC-3 termination statements and mortgage releases (or the equivalent under New Zealand law) that when filed or recorded, as the case may be, will be sufficient to release any and all Liens relating to such item, such letters or invoices in substantially the form attached hereto as Exhibit F or otherwise in a form acceptable to Parent (a “Payoff Letter”).

6.15 Spreadsheet. The Company shall deliver to Parent, not less than five (5) Business Days prior to the Closing Date, a draft spreadsheet in a form reasonably acceptable to Parent, which shall include the information set forth below and shall deliver to Parent not less than one (1) Business Day prior to the Closing a final spreadsheet (the “Spreadsheet”) that will be certified as complete and correct as of the Closing Date by the Chief Executive Officer of the Company (such certification, the “Spreadsheet Certificate”):

(a) with respect to each Company Stockholder, (i) such Person’s address and, if available to the Company, social security number (or IRD number or tax identification number, as applicable), (ii) such Person’s tax residency, (iii) the number of Company Shares held by such Person, (iv) the respective date(s) of acquisition of such Company Shares, (v) such Company Stockholder’s Pro Rata Portion expressed as a fraction, (vi) such Company Stockholder’s Pro Rata Portion of the Total Closing Consideration, (vii) such Company Stockholder’s portion of the Closing Cash Consideration, (viii) the number of Parent Closing Shares and Escrow Shares issuable to such Company Stockholder, if any, (ix) such Company Stockholder’s Pro Rata Portion of the Escrow Amount expressed as a Dollar amount, (x) such Company Stockholder’s Required Withholding Amount, if any, (xi) such Company Stockholder’s Closing Wire Amount, and (xii) such other information relevant thereto or that Parent may reasonably request; and

(b) with respect to each holder of Indebtedness of the Company, (i) such Person’s address and, if available to the Company, social security number (or tax identification number, if applicable), (ii) the principal amount of the Indebtedness owed to such Person, (iii) the initial issue date or incurrence of such Indebtedness, (iv) the interest rate applicable to such Indebtedness, (v) the interest accrued thereunder and (vi) the aggregate amount due and payable in connection with such Indebtedness at the Closing, including any change of control premiums applicable thereto, and a description of any such premiums.

6.16 Adjusted Net Equity Certificate. Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a draft certificate, to be signed by the Company’s Chief Executive Officer not less than one (1) Business Day prior to the Closing, specifying the calculation of the Adjusted Net Equity Amount as of immediately prior to the Closing (the “Adjusted Net Equity Certificate”).

6.17 Transfer Taxes. The Company Stockholders shall be responsible for and shall pay when due any sales, use, value-added, excise, registration, stamp duty, transfer or other similar taxes or governmental fees (including any interest or penalties related thereto) that may be payable in connection with the Acquisition (“Transfer Taxes”), other than Transfer Taxes reflected as a Liability in the calculation of the Adjusted Net Equity Amount.

6.18 Acknowledgement; Release of Claims.

(a) Each Company Stockholder hereby acknowledges and agrees that, immediately prior to the Closing, such Company Stockholder legally and, except for those Company Stockholders who are identified on Schedule 1.1(a) as holding Company Shares in a trustee capacity, beneficially owns the Company Shares set forth opposite such Company Stockholder’s name on Schedule 1.1(a) and can transfer such Company Shares (including beneficial ownership of such Company Shares) to Buyer free and clear of all Liens, encumbrances or other defects of title.

(b) Each Company Stockholder, on his, her or its own behalf, and on behalf of his, her or its respective heirs, family members, executors, agents and assigns, hereby unconditionally and irrevocably and fully and forever releases and discharges, to the fullest extent permitted by applicable Law, the Company, Parent, Buyer and their respective officers, directors, consultants, agents, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (the “Released Parties”), from, and agrees not to sue the Released Parties concerning, any Claim, duty, obligation, cause of action, suit, judgment, debt, demand, cost, compensation, attorneys fees or other liability or expense relating to such Company Stockholder’s ownership in the Company except for such as relate to Buyer’s obligations to pay the Company Stockholders the Cash Consideration, and Parent’s obligations to issue Parent Closing Shares and Escrow Shares to the Founder Trusts, in each case as set forth on the Spreadsheet. Each Company Stockholder who is a resident of California acknowledges that he, she or it has been advised and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IS KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each Company Stockholder, being aware of said code section, agrees to expressly waive any rights he, she or it may have thereunder, as well as under any other statute or common law principles of similar effect.

Without limiting the foregoing, each Company Stockholder agrees to not take any action against any Released Party seeking repayment of subscription proceeds relating to Company Shares or otherwise, in connection with any void or invalid issuance or allotment of Company Shares or other violation under the

Securities Act of 1978 (New Zealand). Each Company Stockholder shall cooperate in good faith with Parent, Buyer or the Company with respect to any application for relief in connection therewith. Each Company Stockholder further agrees that any Loss suffered by the Company as a result of any allotment of the Company Shares being found to be void or otherwise invalid (including without limitation any criminal or civil penalties imposed on the Company or other Released Party and any subscription proceeds and associated interest) shall be deemed an Indemnifiable Matter under Article VIII included on Schedule 8.2(a)(xiv).

6.19 Taking of Necessary Action; Further Action. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, to vest in Buyer the full right and title to all the Company Shares or to ensure that the Company retains full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Buyer, and the officers and directors of the Company and Buyer are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE VII

CONDITIONS TO THE ACQUISITION

7.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of the Company, the Company Stockholders, Buyer and Parent to effect the Acquisition shall be subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition, any of the Related Agreements or any of the transactions contemplated hereby or thereby illegal or otherwise prohibiting or preventing the consummation of the Acquisition, any of the Related Agreements or any of the transactions contemplated hereby or thereby.

(b) No Injunctions; Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition, any of the Related Agreements or any of the transactions contemplated hereby or thereby shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be threatened or pending.

7.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Buyer to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company, the Founders, and the Company Stockholders in this Agreement (other than the representations and warranties of the Company, the Founders, and the Company Stockholders as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) the Company, the Founders, and the Company Stockholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of or prior to the Closing.

(b) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Material Adverse Effect with respect to the Company.

(c) Unanimous Board Approval. This registration of the transfer of the Company Shares made pursuant to this Agreement shall have been unanimously approved by the Board of Directors of the Company, which unanimous approval shall not have been altered, modified, changed or revoked.

(d) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Buyer, Parent or any Acquired Entity, their respective properties or any of their respective officers, directors or, with respect to Parent, subsidiaries arising out of, or in any way connected with, the Acquisition, any Related Agreements or the other transactions contemplated by the terms of this Agreement or any Related Agreements or otherwise seeking any of the results set forth in Section 7.1(a) hereof.

(e) Third-Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract (including Lease Agreements) set forth on Schedule 7.2(e) hereto as are required thereunder in connection with the Acquisition, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing.

(f) Termination of Agreements. The Company shall have terminated each of those agreements listed on Schedule 7.2(f) hereto effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect.

(g) Modification of Agreements. The Company shall have modified those agreements listed on Schedule 7.2(g) hereto in the manner set forth on Schedule 7.2(g) hereto, effective as of the Closing, so that the required modifications are in effect upon and after the Closing.

(h) Notices for Agreements. The Company shall have sent the notices set forth on Schedule 7.2(h) hereto.

(i) Proprietary Information and Inventions Assignment Agreements. The Company shall have provided evidence satisfactory to Parent that as of the Closing, each current and former employee, consultant and contractor of the Company, and each of the individuals and entities listed on Schedule 6.10 hereof, has entered into and executed an agreement containing proprietary information and inventions assignment provisions, as applicable, each in a form satisfactory to Parent.

(j) Resignation of Officers and Directors. Parent shall have received a duly executed Director and Officer Resignation and Release Letter from each of the officers, if any, and directors of each Acquired Entity effective as of and contingent upon the Closing.

(k) Continuing Employees. Each Key Employee shall continue to be employed by the applicable Acquired Entity, and neither such Key Employee nor the applicable Acquired Entity shall have given notice with respect to the termination of such Key Employee.

(l) Statement of Expenses. Buyer shall have received from the Company not less than one (1) Business Day prior to the Closing Date the Statement of Expenses pursuant to Section 6.13.

(m) Payoff Letters. Parent shall have received an executed Payoff Letter from each counterparty to which such Indebtedness is owing (whether or not due and payable).

(n) Spreadsheet. Not less than one (1) Business Day prior to the Closing Date, Parent shall have received from the Company the Spreadsheet and the Spreadsheet Certificate pursuant to Section 6.15.

(o) Adjusted Net Equity Certificate. Not less than one (1) Business Day prior to the Closing Date, Parent shall have received the Adjusted Net Equity Certificate from the Company pursuant to Section 6.16.

(p) Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing, the conditions set forth in Section 7.2(a) (to the extent relating to representations, warranties or covenants of the Company) and Section 7.2(b) have been satisfied.

(q) Certificate of the Founders. Parent shall have received a certificate from each Founder, validly executed by such Founder, to the effect that, as of the Closing, the conditions set forth in Section 7.2(a) (to the extent relating to representations, warranties or covenants of the Founders) and, to the Knowledge of each Founder, Section 7.2(b) have been satisfied:

(r) Certificate of Director of Company. Buyer shall have received a certificate, validly executed by a Director of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, and (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Acquisition, this Agreement and the transactions contemplated hereunder were unanimously approved by the Board of Directors of the Company).

(s) Certificates of Good Standing. Parent shall have received a certificate of good standing regarding Sonar6 Inc., a Delaware corporation, from the Secretary of State of the State of California as of a date within two (2) Business Days prior to Closing.

(t) Power of Attorney. Each Company Stockholder shall have duly executed and delivered a Power of Attorney, in substantially the form attached hereto as Exhibit G-1 and Exhibit G-2, as applicable.

(u) Deed of Lease. The Company shall have entered into a deed of lease under the terms of that certain Agreement to Lease, dated August 7, 2008, as amended June 16, 2011, as renewed via e-mail February 22, 2012, between the Company and Classic Buildings Limited.

(v) Escrow Agreement. Each of Parent, Buyer and the Escrow Agent shall have executed and delivered to the Stockholder Representative the Escrow Agreement.

7.3 Conditions to Obligations of the Company and the Stockholders. The obligations of the Company and the Stockholders to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Buyer in this Agreement (other than the representations and warranties of Parent and Buyer as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) Parent and Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of or prior to the Closing Date.

(b) Certificate of Parent. Company shall have received a certificate executed on behalf of Parent by an officer of Parent to the effect that, as of the Closing, the conditions set forth in Section 7.3(a) are satisfied.

(c) Litigation. There shall be no action, suit, claim, order, injunction or proceeding pending, or overtly threatened in writing against Parent or Buyer, and with respect to Parent, any of its Subsidiaries, directly related to the right or ability of Parent or Buyer to enter into this Agreement or consummate the transactions contemplated herein, or pay all or any portion of the Total Closing Consideration or issue Parent Common Stock pursuant to the terms hereof, except for any action, suit, claim, order, injunction or proceeding alleging facts that, if true, would constitute the basis for a breach of the representations and warranties of the Company or any Company Stockholder in this Agreement or any of the Related Agreements.

(d) Escrow Agreement. Each of the Stockholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement to the Parent and Buyer.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1 Survival of Representations, Warranties and Covenants. The parties, intending to contractually shorten the applicable statute of limitations, hereby agree that the representations and warranties of the Company and the Founders contained in Article II of this Agreement, or in any certificate or other instrument delivered by the Company and the Founders pursuant to this Agreement (the “Certificates”), and of the Company Stockholders contained in Article III of this Agreement shall expire twelve (12) months following the Closing Date (the date of expiration of such twelve (12) month period, the “Survival Date”); provided, however, that, in the event of fraud or the willful breach of any representation or warranty of the Company, the Founders, the Company Stockholders contained in this Agreement or the Certificates, such representation or warranty shall survive without limitation; provided further, that (i) the representations and warranties of the Company and the Founders contained in Section 2.10 (Tax Matters) shall survive until sixty (60) days after the expiration of the statute time-bar under NZ Tax Law or applicable statutes of limitations, as applicable, (ii) the representations and warranties of the Company and the Founders contained in Section 2.13 (Intellectual Property) shall survive until second anniversary of the Closing Date, and (iii) the representations and warranties of the Company and the Founders contained in Section 2.1(a) (Organization of the Acquired Entities), Section 2.3 (Company Capital Structure), Section 2.4 (Authority and Enforceability), and Section 3.1 (Ownership of Company Shares) (such representations and warranties of the Company described in clauses (i), (ii) and (iii) above, the “Surviving Representations”) shall survive without limitation; provided further, that the covenants of the Company and the Founders shall survive without limitation. The representations and warranties of Parent and Buyer contained in this Agreement and in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing. In the event an Officer’s Certificate asserting a breach of a representation or warranty is delivered before the date on which such representation or warranty ceases to survive (in the case of the representations and warranties that survive until the Survival Date, which survival period is not being extended beyond the Survival Date by this parenthetical, such delivery may be made before 5:00 p.m., local time at Buyer’s corporate headquarters in

California, on the date that is fifteen (15) days after the Survival Date (the “Escrow Release Time”)), then the claims arising in connection with such Officer’s Certificate shall survive for the benefit of all Parent Indemnified Parties beyond the expiration of the applicable survival period for such representation or warranty.

8.2 Indemnification.

(a) By virtue of the Acquisition, subject to the provisions of this Article VIII, from and after the consummation of the Acquisition, each of the Company Stockholders (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) agrees to, severally (based on such Indemnifying Party’s Pro Rata Portion of each Loss covered by this Section 8.2(a)) and not jointly, indemnify and hold harmless, and will compensate and reimburse, Parent, Buyer and their affiliates, including the Company (following the Closing) and the respective officers, directors, employees, agents and representatives of Parent, Buyer and its affiliates, including the Company (following the Closing) (the “Parent Indemnified Parties”), against all claims, actions, proceedings, losses, Taxes (if such Taxes are a result of, or are with respect to or in connection with, a matter for which indemnification is available pursuant to this Section 8.2), liabilities, damages (including any probable and reasonably foreseeable damages), costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Parent Indemnified Parties or any of them, including the Company (after the Closing), regardless of whether or not such Losses relate to any third-party Claim, directly or indirectly, in connection with, arising out of, or resulting from the following (the “Indemnifiable Matters”):

(i) any breach or inaccuracy of a representation or warranty of the Company or such Company Stockholder contained in this Agreement, the Disclosure Schedule, or in the Certificates,

(ii) any failure by the Company or such Company Stockholder to perform or comply with any covenant, agreement or any other provision applicable to the Company or such Company Stockholder contained in this Agreement or the Disclosure Schedule,

(iii) any inaccuracy in the calculation of the Adjusted Net Equity Amount,

(iv) any understatement of Third-Party Expenses of the Company,

(v) any Indebtedness not repaid prior to or concurrently with the Closing (other than Indebtedness to the extent taken into account in the calculation of the Adjusted Net Equity Amount),

(vi) any claims or threatened claims by or purportedly on behalf of any holder or former holder of any Company Shares or rights to acquire Company Shares with respect to the ownership or purported ownership of Company Shares or rights to acquire Company Shares to the extent that such claims or threatened claims, if adversely determined, would reasonably be expected to give rise to a right of recovery for Losses hereunder irrespective of the actual outcome of such claims,

(vii) any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement (and not subsequently recovered, net of any costs associated with such recovery) or any amounts a Person was entitled to receive pursuant to the terms of this Agreement that were omitted from the Spreadsheet,

(viii) any claim or threatened claim by any actual or purported Company Stockholder relating to any alleged action or failure to act on its behalf by the Stockholder Representative or asserting any right to receive any applicable Additional Consideration on an accelerated basis rather than in accordance with the terms of this Article VIII,

(ix) any fraud in connection with, or any willful breach of, this Agreement, the Related Agreements to which the Company is a party or the Certificates,

(x) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 8.5(d) hereof,

(xi) any payment or consideration arising under any consents, notices, waivers, terminations, modifications or approvals of any party under any Contract as are required in connection with the Acquisition or for any such Contract to remain in full force or effect following the Closing (but solely to the extent not taken into account in any calculation of, or adjustment to, the Adjusted Net Equity Amount),

(xii) any Liabilities arising prior to the date hereof for any wages earned (including vacation pay or paid time off and reimbursement of expenses) with respect to any Employee (but solely to the extent not taken into account in any calculation of, or adjustment to, the Adjusted Net Equity Amount),

(xiii) any Pre-Closing Taxes in excess of the Special Third-Party Expenses to the extent not reflected as a Liability in the calculation of the Adjusted Net Equity Amount, or

(xiv) any of the matters set forth in Schedule 8.2(a)(xiv).

(b) Notwithstanding Section 8.2(a), Section 8.3(a) or anything else in this Agreement to the contrary, (i) nothing in this Agreement shall limit the liability of (x) any Person (other than the Acquired Entities) who commits any fraud or willful breach with respect to this Agreement, the Related Agreements to which the Company is party, the Certificates or the transactions contemplated hereby and thereby for any Losses incurred or sustained by the Parent Indemnified Parties or any of them (including the Company after the Closing), as a result of such fraud or willful breach or (y) any Person who is a Founder, officer or director of the Acquired Entities who has actual knowledge of such fraud or willful breach (each, a “Knowing Officer”); (ii) none of the Parent Indemnified Parties’ legal claims arising out of such fraud or willful breach shall be limited or waived by this Article VIII or this Agreement with respect to any Person committing such fraud or willful breach or any Knowing Officer; and (iii) none of the Parent Indemnified Parties’ equitable claims arising out of any fraud or willful breach shall be limited or waived by this Article VIII or this Agreement.

(c) For the purpose of this Article VIII only, after it has been determined that there has been a breach or inaccuracy of a representation or warranty of the Company or a failure by the Company or an Indemnifying Party to perform or comply with any covenant or agreement applicable to it for which indemnification is available under this Article VIII, then the amount of Losses suffered by a Parent Indemnified Party as a result of such breach, inaccuracy or failure shall be calculated without regard to any qualification or limitation in scope, including as to materiality, Material Adverse Effect or Knowledge, and any such Losses shall be recoverable by a Parent Indemnified Party as set forth in this Article VIII.

(d) Any Losses as to which indemnification provided for in this Section 8.2 may apply shall be determined net of any cash recovery actually received by a Parent Indemnified Party with respect to insurance and specifically with respect to the particular matter for which indemnification is sought, less any current or prospective costs associated with obtaining such recovery. This Section 8.2(d) shall not imply and shall not be construed to imply any obligation on the part of any Person to seek or pursue any such recovery, and the failure to seek or pursue any such recovery shall not be a defense to any indemnification obligation hereunder.

(e) The Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from the Company, Parent or Buyer with respect to any Loss claimed by a Parent Indemnified Party.

8.3 Maximum Payments; Remedy.

(a) No claim for indemnification may be made under Section 8.2(a)(i) (other than recovery under Section 8.2(a)(i) for any breach or inaccuracy of the Surviving Representations, or any fraudulent or willful breach of any representation or warranty) unless and until the aggregate amount of Losses of the Parent Indemnified Parties that may be claimed thereunder (together with any Losses that may be claimed under any other subsection of Section 8.2(a)) exceeds $50,000 (the “Threshold”), and once such Threshold has been reached, the Indemnifying Parties shall be liable to the Parent Indemnified Parties for the full amount of all Losses, including those that comprised any portion of the Threshold.

(b) Subject to Section 8.2(b), the Indemnifying Parties’ indemnification obligations under Section 8.2(a) shall be limited as follows:

(i) with respect to such Indemnifiable Matters other than those set forth in clauses (ii) and (iii) of this Section 8.3(b), to such Indemnifying Party’s Pro Rata Portion of the remaining Escrow Fund, if any, held pursuant to and in accordance with this Agreement,

(ii) with respect to Indemnifiable Matters arising from a breach or inaccuracy of the representations and warranties of the Acquired Entities and the Founders contained in Section 2.13 (Intellectual Property), to an amount equal to the sum of (A) such Indemnifying Party’s Pro Rata Portion of 30% of the Total Closing Consideration and (B) such Indemnifying Party’s Pro Rata Portion of 30% of the remaining Escrow Fund, if any, and

(iii) with respect to Indemnifiable Matters (A) arising from a breach or inaccuracy of the Surviving Representations or (B) described in Section 8.2(a)(ii) through (xiv), to an amount equal to such Indemnifying Party’s Pro Rata Portion of the sum of (i) the Total Closing Consideration and (ii) the Escrow Amount.

(iv) For the avoidance of doubt and subject to Section 8.2(b), liability for any Losses attributable to the Indemnifiable Matters in Sections 8.3(b)(i), (ii) and (iii) shall be allocated among the Indemnifying Parties on a several and not joint basis in accordance with their Pro Rata Portion.

(c) If a Parent Indemnified Party’s claim under this Article VIII may be brought under different subsections of Section 8.2(a), then such Parent Indemnified Party shall have the right to bring such claim under any applicable section it chooses in accordance with this Article VIII; provided, however, that a Parent Indemnified Party shall not be entitled to receive indemnification to the extent that it has already received indemnification with respect to the same Loss even if the state of facts giving rise to such Loss constitutes a breach of more than one representation, warranty, covenant or agreement.

(d) Subject to the limitations set forth in Section 8.3(b), claims or recoveries in respect of Losses subject to Sections 8.3(b)(i), 8.3(b)(ii), or 8.3(b)(iii)(A) (collectively, the “Order of Recovery

Matters”) shall be satisfied with respect to the Indemnifying Parties to whom such Losses are attributable, first, from the remaining Escrow Fund, if any, until such Indemnifying Parties’ Pro Rata Portion of the Escrow Fund has been reduced to zero in accordance with Section 8.4(e), and then directly against such Indemnifying Party up to such Indemnifying Party’s Pro Rata Portion of such Losses; provided, however, that claims or recoveries in respect of Losses arising from a breach or inaccuracy of a representation or warranty in Article III may be made, in the sole and absolute discretion of the Parent Indemnified Parties, either from the Escrow Fund (to the extent of such Indemnifying Party’s Pro Rata Portion of the Escrow Fund) or directly against such Indemnifying Party rather than from the Escrow Fund. Claims or recoveries in respect of Losses that are not Order of Recovery Matters may be made, in the sole and absolute discretion of the Parent Indemnified Parties, either from the Escrow Fund or directly against one or more Indemnifying Parties rather than from the Escrow Fund.

(e) Notwithstanding anything to the contrary set forth in this Agreement and except as disclosed on the Disclosure Schedules (as qualified by the introductory language therein), the parties hereto agree and acknowledge that any Parent Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that such Parent Indemnified Party had Knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(f) Except for claims based on fraud or willful breach of this Agreement or the Certificates, this Article VIII shall constitute the sole and exclusive remedy for recovery of Losses by the Parent Indemnified Parties as a result of breaches of representations, warranties, covenants and agreements by the Company, Founders and the Company Stockholders, as applicable, contained in this Agreement, and the Certificates; provided, however, nothing in this Agreement shall limit the rights or remedies of Parent, Buyer or any other Parent Indemnified Party in connection with (i) the Related Agreements and (ii) seeking any equitable remedies.

8.4 Claims for Indemnification; Resolution of Conflicts.

(a) Making a Claim for Indemnification; Officer’s Certificate. A Parent Indemnified Party may seek recovery of Losses pursuant to this Section 8.4(a) by delivering to the Stockholder Representative (and, in the case of recovery sought from fewer than all of the Indemnifying Parties, delivering to the applicable Indemnifying Parties, with a copy to the Stockholder Representative) an Officer’s Certificate in respect of such claim. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any authorized officer of a Parent Indemnified Party (or, in the case of a Parent Indemnified Party who is an individual, signed by such individual): (i) stating that such Parent Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue Losses and including, to the extent reasonably practicable, a non-binding, preliminary estimate of the amounts of such Losses and (ii) specifying in reasonable detail, to the extent known, the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated liability, and the nature of the Indemnifiable Matter to which such item is related (including, but not limited to, setting forth the sections of this Agreement to which such item is related; provided, however, that the Officer’s Certificate need only specify such information to the knowledge of such officer or such Parent Indemnified Party as of the Claim Date, shall not limit any of the rights or remedies of such Parent Indemnified Party, and may be updated and amended from time to time by such Parent Indemnified Party by delivering an updated or amended Officer’s Certificate to the Stockholder Representative or applicable Indemnifying Parties, as the case may be.

(b) Objecting to a Claim for Indemnification.

(i) The Stockholder Representative (or, in the case of a claim against fewer than all of the Indemnifying Parties, the applicable Indemnifying Parties) may object to a claim for indemnification set forth in an Officer’s Certificate by delivering to the Parent Indemnified Party seeking indemnification a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”); provided, however, that, to be effective, such Objection Notice must (A) be delivered to the Parent Indemnified Party prior to 5:00 p.m. (California time) on the 30th day following the Claim Date of the applicable Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made. Notwithstanding the foregoing, the Stockholder Representative and each Indemnifying Party hereby waive the right to object to any claims in respect of any Agreed-Upon Loss.

(ii) To the extent the Stockholder Representative (or the applicable Indemnifying Parties, in the event that indemnification is being sought hereunder from fewer than all of the Indemnifying Parties) does not object in writing (as provided in Section 8.4(b)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative (or the applicable Indemnifying Parties, as the case may be) that the Parent Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established) with respect to the applicable parties against the applicable Indemnifying Parties (any such claim, an “Unobjected Claim”). Subject to Sections 8.3(a), 8.4(e) and 8.5, within 30 days of a claim becoming an Unobjected Claim, the Stockholder Representative shall direct the Escrow Agent to make payment to such Parent Indemnified Party from the Escrow Fund, whether in cash or through the release of Surrendered Escrow Shares, or the Indemnifying Parties, as applicable, shall make the applicable payment to such Parent Indemnified Party.

(c) Resolution of Conflicts; Arbitration.

(i) In case the Stockholder Representative (or the applicable Indemnifying Parties, in the case of a claim for indemnification sought from fewer than all the Indemnifying Parties) timely delivers an Objection Notice in accordance with Section 8.4(b)(i) hereof (other than in connection with Agreed-Upon Loss as defined in Section 8.4(c)(v) hereof), the Stockholder Representative (or such objecting Indemnifying Party) and the Parent Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative (or the objecting Indemnifying Parties) and the Parent Indemnified Parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any claims covered by such an agreement, “Settled Claims”). Any amounts required to be paid as a result of a Settled Claim shall be paid by the Escrow Agent from the Escrow Fund, whether in cash or through the release of Surrendered Escrow Shares, or by the Indemnifying Parties to the Parent Indemnified Parties, as applicable, pursuant to the Settled Claim within 30 days of the applicable claim becoming a Settled Claim, subject to Sections 8.3(a), 8.4(e) and 8.5.

(ii) If no such agreement can be reached after good faith negotiation prior to 45 days after delivery of an Objection Notice, then upon the expiration of such 45-day period either Buyer or the Stockholder Representative (or the objecting Indemnifying Party, if applicable) may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted pursuant to Section 10.12.

(iii) Except as set forth in Section 8.4(c)(v) hereof, arbitration under Section 10.12 shall apply to any dispute among the Indemnifying Parties and the Parent Indemnified Parties under this Article VIII hereof.

(iv) The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Indemnifying Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Claims determined by arbitration as provided in this Section 8.4(c) are referred to as “Resolved Claims.” Within 30 days of a decision of the arbitrator(s) requiring payment of such Resolved Claim to a Parent Indemnified Party, the Stockholder Representative shall direct the Escrow Agent to pay the amount of such Resolved Claim from the Escrow Fund, whether in cash or through the release of Surrendered Escrow Shares, and/or the Indemnifying Parties shall pay the amount of such Resolved Claim to the Parent Indemnified Parties, as applicable, subject to Sections 8.3(a), 8.4(e) and 8.5.

(v) Arbitration under Section 10.12 shall not apply to claims made in respect of any claim for indemnification that relates solely to (A) the matters described in Sections 8.2(a)(iii)-8.2(a)(v), (B) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 8.5(e) hereof, and (C) the matters described in Section 8.2(a)(xii) (each of (A), (B), and (C), an “Agreed-Upon Loss”); provided, however, that arbitration under Section 10.12 shall apply to disputes with respect to whether a claim constitutes an Agreed-Upon Loss. Once such determination is made, claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 8.4(b)(ii) hereof and shall be considered an Unobjected Claim thereunder.

(d) Payable and Unresolved Claims. A “Payable Claim” shall mean a claim for indemnification of Losses under this Article VIII, to the extent that such claim has not yet been satisfied by cash payment or by release to the Parent Indemnified Party of funds from the Escrow Fund, that is (i) a Resolved Claim, (ii) a Settled Claim, or (iii) an Unobjected Claim. An “Unresolved Claim” shall mean any claim for indemnification of Losses under this Article VIII specified in any Officer’s Certificate delivered pursuant to Section 8.4(a), to the extent that such claim is not a Payable Claim and has not been satisfied by cash payment or release to the Parent Indemnified Party of funds or Surrendered Escrow Shares, as applicable, from the Escrow Fund.

(e) Escrow Amount.

(i) At the Closing, the Escrow Fund shall consist of a combination of Escrow Cash and Escrow Shares, as set forth in the Spreadsheet. The Escrow Shares shall have a deemed cash value of $332,599.37 in the aggregate (the “Escrow Share Cash Balance”), of which $152,594.82 shall be attributable to the Hellier Trust and $180,004.55 shall be attributable to the Carden Trust. Subject to Sections 8.4(a), (b) and (c) above, by virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 8.2 hereof, subject to the terms of this Agreement, the Parent Indemnified Parties shall have the right (but not the obligation), in the manner provided in this Section 8.4(e) and Section 8.5, to recover the amount of any Losses with respect to which the Parent Indemnified Parties are entitled to indemnification hereunder by (A) the release of cash from the Escrow Fund or (B) the release of Surrendered Escrow Shares, as described below.

(ii) Subject to Subsection (iv) below, on the date any claim becomes a Payable Claim for which a Parent Indemnified Party has elected to seek recovery from the Escrow Fund, each Indemnifying Party’s Pro Rata Portion of the remaining Escrow Fund, if any, shall be irrevocably and immediately reduced by the amount of such claim; provided, however, if and to the extent a Payable Claim is not payable by all the Indemnifying Parties based on their Pro Rata Portion of the applicable Loss, each Indemnifying Party’s Pro Rata Portion of the remaining Escrow Fund shall be reduced by the amount of the Payable Claim payable by such Indemnifying Party. The Dollar amount of the aggregate reduction from the Escrow Fund shall reduce the Payable Claims by the exact same Dollar amount. If, as a result of the preceding proviso in this Section 8.4(e)(ii), the Pro Rata Portion of the remaining Escrow Fund attributable to one or more Indemnifying Parties is reduced to zero before the Pro Rata Portion of the remaining Escrow Fund of one or more other Indemnifying Parties is reduced to zero, then (unless otherwise prohibited by this Agreement) the Parent Indemnified Parties shall recover Payable Claims attributable to such Indemnifying Parties directly from those Indemnifying Parties whose Pro Rata Portion of the remaining Escrow Fund has been fully depleted, and shall recover amounts attributable to the other Indemnifying Parties from their remaining Pro Rata Portions of the remaining Escrow Fund. If the remaining Escrow Fund attributable to all the applicable Indemnifying Parties is reduced to zero, then the Parent Indemnified Parties shall recover all Payable Claims directly from such Indemnifying Parties by whom such Payable Claims are payable.

(iii) At the Escrow Release Time, if and to the extent any Indemnifying Party’s Pro Rata Portion of the remaining Escrow Fund, if any, after taking into account all reductions and adjustments pursuant to Section 8.4(e)(ii), exceeds the amount of the Unresolved Claims that, if successful, would be payable by such Indemnifying Party, then such Indemnifying Party’s Pro Rata Portion of the remaining Escrow Fund, if any, shall be reduced by the amount of such excess and payment of such excess shall be made from the Escrow Fund, either (A) in cash to the account(s) specified by the Stockholder Representative (and the Escrow Agent shall then, after receiving wire transfer instructions from the Stockholder Representative, promptly distribute such payment to each such Indemnifying Party so that each such Indemnifying Party receives such excess amount attributable to it, him or her), or (B) through the release of Surrendered Escrow Shares, in each case in accordance with Section 8.5(b)(ii).

(iv) From and after the Escrow Release Time until each Indemnifying Party’s entire Pro Rata Portion of the Escrow Fund has been fully depleted pursuant to Section 8.4(e)(ii), Section 8.4(e)(iii) and the last sentence of this Section 8.4(e)(iv), Buyer shall promptly deliver to the Stockholder Representative a notice, as each Unresolved Claim (whether or not such Unresolved Claim existed on the Survival Date) becomes resolved as either a Payable Claim or a claim that is not a Payable Claim, of such resolution and either (A) if and to the extent the Unresolved Claim has been resolved as a Payable Claim, Buyer shall specify the amount by which each Indemnifying Party’s Pro Rata Portion of the Escrow Fund has been reduced further in accordance with and subject to Section 8.4(e)(ii) as a result of such Unresolved Claim becoming a Payable Claim or (B) if and to the extent the Unresolved Claim has been resolved as a claim that is not entirely a Payable Claim, specify the positive amount, if any, at such time by which such Indemnifying Party’s Pro Rata Portion of the remaining Escrow Fund (after taking into account all reductions and adjustments pursuant to Section 8.4(e)(ii) and all payments pursuant to Section 8.4(e)(iii) and the last sentence of this Section 8.4(e)(iv), attributable to each Indemnifying Party whose Pro Rata Portion of the remaining Escrow Fund would have been reduced if such Unresolved Claim had been entirely a Payable Claim, exceeds the aggregate amount of the remaining Unresolved Claims (including Unresolved Claims that did not exist on the Survival Date) that, if successful, would be payable by such Indemnifying Party. The Pro Rata Portion of the Escrow Fund attributable to each such Indemnifying Party referenced in the preceding clause (B) shall be reduced by such positive excess amount, if any, specified in accordance with the preceding clause (B) that is attributable to such Indemnifying Party and payment of such excess shall be paid from the Escrow Fund either (x) in cash to the account(s) specified by the Stockholder Representative (and the Escrow Agent shall then, after receiving wire transfer instructions from the Stockholder

Representative, promptly distribute such payment to each such Indemnifying Party referenced in the preceding clause (B) so that each such Indemnifying Party receives such positive excess amount attributable to it, him or her) or (y) through the release of Surrendered Escrow Shares, in each case in accordance with Section 8.5(b)(ii).

(v) If the Escrow Fund is to be reduced pursuant to Section 8.4(e)(ii), Section 8.4(e)(iii) or the last sentence of Section 8.4(e)(iv) and the Indemnifying Party to whom such reduction is allocated is a Founder Trust, any such reduction in such Founder Trust’s Pro Rata Portion of the remaining Escrow Fund, if any, shall be allocated first to the Escrow Share Cash Balance until the Entire Escrow Share Cash Balance is equal to zero, and then to the remainder of the Escrow Fund allocated to such Founder Trust. To the extent that the reduction is allocated to the Escrow Share Cash Balance pursuant to the preceding sentence, the Founder Trust to whom such reduction is allocated shall be deemed to have surrendered to Parent, immediately and without any action on the part of such Founder Trust or any other Person, that number of Escrow Shares equal to the quotient of (A) the amount of the reduction divided by (B) the Share Purchase Price (the “Surrendered Escrow Shares”), rounded to the nearest whole share. If a portion of the Escrow Fund that is to be released to a Parent Indemnified Party other than Parent consists of Surrendered Escrow Shares, such shares shall be immediately and without any action on the part of such Founder Trust or any other Person be returned to Parent, and Parent shall pay an amount in cash equal to the portion of the Escrow Share Cash Balance represented by such Surrendered Escrow Shares to the Parent Indemnified Party.

(vi) Any amounts payable to the Indemnifying Parties pursuant to clauses (iii) and (iv) above shall be rounded to the nearest one hundredth (0.01) of a Dollar (with amounts 0.005 and above rounded up), and if such amounts are subject to applicable Tax withholding, the Escrow Agent shall deduct the appropriate Tax withholding amounts and distribute the net funds to the applicable Indemnifying Party. If the sum of the final amounts payable to the Indemnifying Parties, rounded as a result of the preceding sentence, does not equal the remaining Escrow Fund, then the appropriate amount will be added or subtracted from the Indemnifying Party with the greatest Pro Rata Portion, such that the sum of such final amounts does equal the remaining Escrow Fund.

8.5 Escrow Arrangements.

(a) Escrow Fund. By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 8.2 hereof, at the Closing, Buyer will (i) deposit with the Escrow Agent an amount equal to the Escrow Cash without any act of the Company Stockholders and (ii) holdback the Escrow Shares, such deposit of the Escrow Cash and holdback of the Escrow Shares to constitute an escrow fund to be governed by the terms set forth herein. The Escrow Cash (plus any interest paid on such Escrow Cash in accordance with Section 8.5(c)(ii) hereof) (collectively with the Escrow Shares, the “Escrow Fund”) shall be available to compensate the Parent Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VIII.

(b) Satisfaction of Claims.

(i) If the Escrow Fund is to be reduced pursuant to Section 8.4(e)(ii), Buyer and the Stockholder Representative shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to the applicable Parent Indemnified Party an amount from the Escrow Fund equal to the amount of each such reduction of the Escrow Fund, plus a pro rata portion (based on the amount of such reduction of the Escrow Fund relative to the rest of the aggregate Escrow Fund immediately preceding such reduction) of all amounts in the Escrow Fund that exceed the aggregate Escrow Fund as of immediately before such release. The amount released pursuant to the preceding sentence shall be payable either (x) in cash or (y) through the release of Surrendered Escrow Shares, calculated in the manner described in Section 8.4(e)(v).

(ii) If the Escrow Fund is to be reduced pursuant to Section 8.4(e)(iii) or the last sentence of Section 8.4(e)(iv), Buyer and the Stockholder Representative shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to the Stockholder Representative an amount from the Escrow Fund equal to the amount of such reduction of the Escrow Fund, plus a pro rata portion (based on the amount of such reduction of the Escrow Fund relative to the rest of the aggregate Escrow Fund immediately preceding such reduction) of all amounts in the Escrow Fund that exceed the aggregate Escrow Fund as of immediately before such release) (and the Stockholder Representative shall then promptly distribute such payment to each Company Stockholder so that each such Company Stockholder receives such Company Stockholder’s Pro Rata Portion of such reduction). The amount released pursuant to the preceding sentence shall be payable either (A) in cash or (B) through the release of Surrendered Escrow Shares, calculated in the manner described in Section 8.4(e)(v).

(c) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VIII.

(ii) The Escrow Amount shall be invested in the Escrow Agent’s Money Market Deposit Account, as fully described on the attached Exhibit H, and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof and available for payment to the applicable Parent Indemnified Party or the Company Stockholders, as the case may be. The parties hereto agree that Buyer is the owner of any cash in the Escrow Fund for Tax purposes, and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement shall be treated for Tax purposes as earned by Buyer. The Escrow Agent is hereby directed to pay to Buyer out of the Escrow Fund, no later than 5 business days after December 31st, a distribution equal to 28% of the amount of such net income earned in the Escrow Fund, with a final distribution of 28% payable to the Buyer for the Period after December 31st up to the Final Escrow Release Time.

(d) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an authorized representative of Buyer and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) In order to perform its duties pursuant to Section 8.5(d)(i), the Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except for fraud, bad faith, gross negligence or willful misconduct on the part of the Escrow Agent. Subject to the foregoing sentence, the Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Fund held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Buyer and 50% to be paid by the Company Stockholders on the basis of their Pro Rata Portions; provided, however, that in the event the Company Stockholders fail to timely pay any part of their share of the Agent Interpleader Expenses, the parties agree that Buyer may at its option pay such portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed a Payable Claim) from the Pro Rata Portion of the Escrow Fund of the non-paying Company Stockholder. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: fifty percent 50% to be paid by Buyer and fifty percent 50% to be paid by the Company Stockholders on the basis of their Pro Rata Portions, which amount, on behalf of the Company Stockholders, shall be paid out of such Company Stockholder’s Pro Rata Portion of the remaining Escrow Funds and shall be deemed a Payable Claim.

(viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Buyer and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Buyer and the Stockholder Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(e) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Buyer in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(f) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

8.6 Third-Party Claims. In the event Buyer becomes aware of a third-party Claim (other than a claim that is the subject of an Agreed-Upon Loss) (a “Third-Party Claim”) which Buyer reasonably believes may result in a claim for indemnification pursuant to this Article VIII, Buyer shall promptly notify the Stockholder Representative (or, in the event indemnification is being sought hereunder from fewer than all the Indemnifying Parties, such applicable Indemnifying Parties) of such Claim, and the Stockholder Representative shall be entitled on behalf of the Indemnifying Parties (or, in the event indemnification is being sought hereunder from fewer than all the Indemnifying Parties, the applicable Indemnifying Parties shall be entitled), at their expense, to participate in, but not to determine or conduct, the defense of such Third-Party Claim. If there is a Third-Party Claim that, if adversely determined, would give rise to a right of recovery for Losses hereunder, then any amounts incurred by the Parent Indemnified Parties in defense of such Third-Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. Buyer shall have the right in its sole discretion to conduct the defense of, and to settle, any such Claim and the Stockholder Representative (or, in the event indemnification is being sought hereunder from fewer than all the Indemnifying Parties, such applicable Indemnifying Parties) shall not be entitled to participate in any negotiation of settlement, adjustment or compromise with respect to any such Third-Party Claim; provided, however, that except with the consent of the Stockholder Representative (or, in the event indemnification is being sought hereunder from fewer than all the Indemnifying Parties, such applicable Indemnifying Parties)

(such consent not to be unreasonably withheld or delayed), no settlement of any such Third-Party Claim with third-party claimants shall be determinative of the amount of Losses relating to such matter; provided further, however, the consent of the Stockholder Representative with respect to any settlement of any such Third-Party Claim shall be deemed to have been given unless the Stockholder Representative shall have objected within thirty (30) days after a written request for such consent by Buyer. In the event that the Stockholder Representative has (or, in the event indemnification is being sought hereunder from fewer than all the Indemnifying Parties, one or more of such applicable Indemnifying Parties have) consented to any such settlement, adjustment or compromise, the Indemnifying Parties or the consenting Indemnifying Parties, as applicable, shall have no power or authority to object under any provision of this Article VIII to the amount of such settlement, adjustment or compromise constituting a Payable Claim. Notwithstanding anything in this Agreement to the contrary, this Section 8.6 shall not apply to any Third-Party Claim that is the subject of an Agreed-Upon Loss. Claims made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 8.6 above.

8.7 Stockholder Representative; Power of Attorney. Each of the parties hereto agrees that, effective upon the execution of this Agreement and without further act of any Indemnifying Party, and for valuable consideration (being the mutual obligations assumed by the parties under this Agreement), Michael Carden shall be irrevocably (subject to any change of such agency upon prior written consent of a Majority-in-Interest as provided below) appointed as agent and attorney-in-fact for each Company Stockholder (the “Stockholder Representative”), for and on behalf of all of them, to give and receive notices and communications, to authorize payments to any Parent Indemnified Party in satisfaction of claims by any Parent Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to agree to modifications, amendments and waivers to this Agreement on behalf of the Company Stockholders, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Parent Indemnified Party against any Company Stockholder or by any Company Stockholder against any Parent Indemnified Party or any dispute between any Parent Indemnified Party and any Company Stockholder, in each case relating to this Agreement or the Acquisition or the other transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Company Stockholders from time to time upon prior written consent of a Majority-in-Interest. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services; provided, however, that the Stockholder Representative shall be entitled to seek reimbursement from the Escrow Fund for any reasonable fees and expenses incurred in connection with the performance of the Stockholder Representative’s duties hereunder up to $5,000 in the aggregate. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Company Stockholders. A decision, act, consent or instruction of the Stockholder Representative (including an amendment, extension or waiver of this Agreement) shall constitute a decision of all the Company Stockholders, and shall be final, binding and conclusive upon each Company Stockholder, and Buyer may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each Company Stockholder. The Escrow Agent and Buyer are hereby relieved from any Liability to any Person for any acts done by it in accordance with such decision, act, consent or instruction of the Stockholder Representative. The Stockholder Representative shall not be liable for any act done or omitted hereunder as the Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Indemnifying Parties shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without negligence, willful misconduct or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expense”). Upon any payment to the Stockholder Representative of amounts from the Escrow Fund for distribution to the Indemnifying Parties pursuant to Sections 8.4 and 8.5, the Stockholder Representative shall have the right to recover the Stockholder Representative Expenses from the remaining Escrow Fund, up to an aggregate of $5,000.

8.8 Tax Treatment. Any payment under Article VIII of this Agreement shall be treated by the parties for U.S. federal, state, local and non-U.S. income Tax purposes as a purchase price adjustment unless otherwise required by applicable law.

ARTICLE IX

TAX MATTERS

9.1 Tax Matters.

(a) Preparation of Tax Returns. Parent and Buyer shall cause to be prepared and filed all Tax Returns for the Acquired Entities required to be filed after the Closing Date. Each Tax Return (including amended Tax Returns) for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practice, unless otherwise required by applicable Law. Subject to their right to indemnification pursuant to Section 8.2(a)(xiii), Parent and Buyer shall pay, or cause to be paid by the Acquired Entities, any Taxes shown as due on such Tax Returns. Buyer shall use reasonable commercial efforts to provide to the Stockholder Representative for his review a draft of each income or sales and use Tax Return for any period that begins before the Closing Date no later than twenty (20) days prior to the due date for filing such Tax Return with the appropriate Taxation Authorities. The Stockholder Representative shall notify Buyer in writing within ten (10) days after delivery of such a Tax Return if he has any reasonable objections with respect to items set forth in such Tax Return, and Buyer shall consider in good faith any such objections.

(b) Cooperation on Tax Matters. After the Closing Date, the Stockholder Representative, Parent and Buyer shall:

(i) cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 9.1(a) and any audits of or disputes with Taxation Authorities regarding, or the entering into any voluntary disclosure agreement, application or program in connection with any Taxes or Tax Returns of the Acquired Entities and take any actions reasonably requested by the other party in connection therewith;

(ii) make available to one another and to any Taxation Authority, as reasonably requested in connection with any Tax Return described in Section 9.1(a) or any audit, Litigation, or other proceeding with respect to Taxes, all reasonably relevant information relating to any Taxes or Tax Returns of the Acquired Entities;

(iii) in a reasonably timely manner, furnish one another with copies of all correspondence received from any Taxation Authority in connection with any Tax audit or information request with respect to any Pre-Closing Tax Period; and

(iv) use their respective commercially reasonably efforts to obtain any certificate or other document from any Taxation Authority, Governmental Entity or regulatory body, or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed on any Company Stockholder with respect to the transactions contemplated hereby.

(c) Retention of Books and Records. Parent and Buyer shall cause the Acquired Entities to retain all books and records with respect to Tax matters pertinent to the Acquired Entities relating to any taxable period beginning before the Closing Date until the expiration of the applicable statutes of limitations (and, to the extent known by the Parent or Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention requirements of NZ Tax Law or other applicable Tax Law and all record retention agreements entered into with any Taxation Authority.

(d) Tax Proceedings. Parent and Buyer shall promptly notify the Stockholder Representative upon receipt by Parent, Buyer or any Acquired Entity of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or before the Closing Date for which the Company Stockholders may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). The Stockholder Representative, at its sole expense, shall have the right to participate in, but not control the defense, compromise or other resolution of any Tax Matter, including contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, that except with the consent of the Stockholder Representative, no settlement of any such Tax Matter shall be determinative of the amount of Losses relating to such matter; provided further, however, the consent of the Stockholder Representative with respect to any settlement of any such Tax Matter shall be deemed to have been given unless the Stockholder Representative shall have objected within thirty (30) days after a written request for such consent by Buyer. Parent and Buyer shall keep the Stockholder Representative fully and timely informed with respect to the commencement, status and nature of any Tax Matter and shall, in good faith, allow the Stockholder Representative to make comments to Parent and Buyer regarding the conduct of or positions taken in any such proceeding.

ARTICLE X

GENERAL PROVISIONS

10.1 Termination. Except as provided in Section 10.2 hereof, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

(a) by mutual agreement of the Company and Parent;

(b) by Parent or the Company if the Closing Date shall not have occurred by June 30, 2012; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c) by Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Acquisition illegal;

(d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity, which would constitute an Action of Divestiture;

(e) by Parent if it is not in material breach of its obligations under this Agreement and either (i) there has been a breach of any representation, warranty, covenant or agreement of the Acquired Entities and the Founders, and the Company Stockholders contained in this Agreement such that the conditions set forth in Section 7.2(a) hereof would not be satisfied and, if such breach is curable by the Acquired Entities and the Founders, or the Company Stockholders, as applicable, prior to the Termination Date through the exercise of such party’s commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 10.1(e) prior to the earlier of the Termination Date or the date that is twenty (20) days following such party’s receipt of written notice from Parent of such breach, it being understood that Parent may not terminate this Agreement pursuant to this Section 10.1(e) if such breach by the applicable party is cured within such period so that the condition would then be satisfied; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured, or (ii) any of the conditions to Closing in Article VII for the benefit of Parent are not satisfied on or before the date specified in Section 10.1(b); or

(f) by the Company if none of the Company, the Founders, the Company Stockholders or the Founder Trusts is in material breach of their respective obligations under this Agreement and either (i) there has been a breach of any representation, warranty, covenant or agreement of Parent and/or Buyer contained in this Agreement such that the conditions set forth in Section 7.3 hereof would not be satisfied and, if such breach is curable by Parent and/or Buyer, as applicable, prior to the Termination Date through the exercise of such party’s commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 10.1(f) prior to the earlier of the Termination Date or the date that is twenty (20) days following such party’s receipt of written notice from Parent of such breach, it being understood that the Company may not terminate this Agreement pursuant to this Section 10.1(f) if such breach by the applicable party is cured within such period so that the condition would then be satisfied; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured, or (ii) any of the conditions to Closing in Article VII for the benefit of the Company are not satisfied on or before the date specified in Section 10.1(b).

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, Buyer, the Company, the Company Stockholders, or their respective officers, directors or shareholders, if applicable; provided, however, that (i) Parent, Buyer, the Company, the Founders, and any directors or officers of the Acquired Entities each shall remain liable for any breaches of this Agreement or any Related Agreements prior to their respective termination and (ii) each Company Stockholder shall remain liable for any willful breaches of this Agreement or any Related Agreements prior to their respective terminations; and provided further, however, that, the provisions of Section 6.2 (Confidentiality), Section 6.3 (Public Disclosure), Section 6.13 (Expenses), Section 8.3 (Maximum Payments; Remedy), Article X (GENERAL PROVISIONS) and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article X. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement on the terms set forth therein.

10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or Buyer, to:

Cornerstone OnDemand, Inc.

1601 Clover field Blvd., Suite 620 South

Santa Monica, CA 90404

Attention: General Counsel

Facsimile No.: (310) 752-0199

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Rachel B. Proffitt

Facsimile No.: (650) 493-6811

(b)	if to the Company, to:

Postal:

Sonar Limited

c/o PO Box 911461

Victoria Street West

Auckland 1142

New Zealand

Attention: Michael Carden

Facsimile No.: +64 9 929 3393

Physical:

Sonar Limited

c/o 23a Union Street

Auckland 1010

New Zealand

Attention: Michael Carden

Fascimile No.: +64 9 929 3393

(c)	if to the Stockholder Representative, to:

Postal:

Michael Carden

c/o PO Box 911461

Victoria Street West

Auckland 1142

New Zealand

Facsimile No.: +64 9 929 3393

Physical:

Michael Carden

c/o 23a Union Street

Auckland 1010

New Zealand

Fascimile No.: +64 9 929 3393

(d)	if to the Escrow Agent, to:

U.S. BANK NATIONAL ASSOCIATION

Corporate Trust & Escrow Services

One California Street, Suite 1000

San Francisco, CA 94111

Attention: Sheila K. Soares, Vice President

Telephone No.: (415) 677-3601

Facsimile No.: (415) 677-3768

(e) if to a Company Stockholder or other Indemnifying Party, to the address set forth in the Spreadsheet.

10.4 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.6 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 10.6, (i) the Company Stockholders agree that any amendment of this Agreement signed by the Majority-in-Interest shall be binding upon and effective against the Company Stockholders whether or not they have signed such amendment and (ii) the Indemnifying Parties agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Indemnifying Parties whether or not they have signed such amendment.

10.7 Entire Agreement; Assignment. This Agreement, the Related Agreements, the Certificates, any other exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other Person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights and delegate its obligations hereunder to its affiliates as long as Buyer remains ultimately liable for all of Buyer’s obligations hereunder.

10.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.9 Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Without prejudice to remedies at law, the parties hereto shall be entitled to specific performance in the event of a breach or threatened breach of this Agreement.

10.10 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

10.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.12 Resolution of Conflicts; Arbitration. Subject to 10.12(d), any Claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall (except as specifically set forth in this Agreement) be finally settled by binding arbitration in the County of Santa Clara, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.

(a) Selection of Arbitrators. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of Buyer and the Stockholder Representative. Alternatively, at the request of either party before the commencement of arbitration, the arbitration shall be conducted by three (3) independent arbitrators, none of whom shall have any competitive interests with Buyer or the Stockholder Representative. In such case, Buyer and the Stockholder Representative shall each select one (1) arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator.

(b) Discovery. In any arbitration under this Section 10.12, each party shall be limited to calling a total of three witnesses both for purposes of deposition and the arbitration hearing. Subject to the foregoing limitation on the number of witnesses, the arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

(c) Decision. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to any Claim or dispute (including the validity and amount of any indemnification claim set forth in an Officer’s Certificate) shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

(d) Other Relief. The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).

(e) Costs and Expenses. The parties agree that each party shall pay its own costs and expenses (including, but not limited to, counsel fees, expert witness fees and arbitrator costs) of any such arbitration, and each party waives its right to seek an order compelling any other party to pay its portion of costs and expenses (including, but not limited to, counsel fees, expert witness fees and arbitrator costs) for any arbitration.

10.13 Extension; Waiver. At any time prior to the earlier of the Closing Date and Termination Date, as applicable, Parent and Buyer, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent, set forth, in an instrument in writing signed on behalf of such party.

10.14 Trusts. Subject to Section 8.2(b) and, without prejudice to Section 8.2(b), subject to Section 10.15, the parties acknowledge that the Company Stockholders listed on Schedule 10.14 (the “Professional Trustees”) have entered into this Agreement in their capacity as professional trustees and that their liability under this Agreement, whether joint or several, is accordingly limited to the assets of the particular trust for which the Company Stockholder is acting. For the avoidance of doubt the parties further acknowledge that except for the Professional Trustees, each of the Company Stockholders who hold Company Shares in the capacity as trustee, have entered into this Agreement both in their capacity as trustee and also in their personal capacity, and accordingly their liability under this Agreement shall not be limited to the assets of the particular trust for which they are acting.

10.15 Breach of trust

If a Professional Trustee:

(a) Acts fraudulently, negligently or in breach of trust and as a result: (i) the Professional Trustee's right of indemnity, exoneration or recoupment from or out of the assets and property of the Relevant Trust; or (ii) the actual amount recoverable by the Professional Trustee in exercise of those rights, is reduced in whole or in part or does not exist; or

(b) Is in breach of any of the representations and warranties in Section 10.16, then, without limiting any other rights of Parent or Buyer, Section 10.14 shall not apply to that Professional Trustee (in the case of Section 10.15(a), to the extent such right or amount so recoverable is reduced or does not exist) such that the Professional Trustee will be personally liable under this Agreement and its liability under this Agreement will not be limited to the assets of the particular trust for which the Professional Trustee is acting.

10.16 Capacity

Each of the Company Stockholders who hold any Company Shares in the capacity as trustee of any trust (whether or not as a professional trustee) represent and warrant to the Parent and Buyer all of the following:

(a) They have the power to enter into and observe their obligations under this Agreement in their capacity as trustee of the trust of which they are trustee (the “Relevant Trust”).

(b) They have all authorisations necessary to do all of the following: (i) enter into this Agreement; (ii) perform their obligations under this Agreement; (iii) allow those obligations to be enforced against them.

(c) There are no limitations on their rights of indemnity against the Relevant Trust (other than in the circumstances specified in Section 10.15(a)).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Buyer, the Company, each of the Company Stockholders, and the Stockholder Representative have caused this Amended and Restated Share Purchase Agreement to be signed, all as of the date first written above.

Cornerstone OnDemand, Inc.

By:	/s/ Adam Miller
Adam Miller
President and Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, Parent, Buyer, the Company, each of the Company Stockholders, and the Stockholder Representative have caused this Amended and Restated Share Purchase Agreement to be signed, all as of the date first written above.

Dolphin Acquisition Limited

By:	/s/ Adam Miller
Adam Miller
Director

[SIGNATURE PAGE TO AMENDED AND RESTATED SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, Parent, Buyer, the Company, each of the Company Stockholders, and the Stockholder Representative have caused this Amended and Restated Share Purchase Agreement to be signed, all as of the date first written above.

Sonar Limited

By:	/s/ Christopher de Boer
Christopher de Boer
Chairman of the Board

By:	/s/ Michael Carden
Michael Carden
Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, Parent, Buyer, the Company, each of the Company Stockholders, and the Stockholder Representative have caused this Amended and Restated Share Purchase Agreement to be signed, all as of the date first written above.

Signed by Mark Ewan Hellier as trustee of Hellier Holdings in the presence of:

/s/ Dave Vaughan Signature of witness	/s/ Mark Ewan Hellier Signature of Mark Ewan Hellier

Dave Vaughan Name of witness (print)

Developer Occupation of witness

[address intentionally omitted] Address of witness

Signed by Donald Harry Hellier as trustee of Hellier Holdings in the presence of:

/s/ Anne Hellier Signature of witness	/s/ Donald Harry Hellier Signature of Donald Harry Hellier

Anne Hellier Name of witness (print)

Administrator Occupation of witness

[address intentionally omitted] Address of witness

[SIGNATURE PAGE TO AMENDED AND RESTATED SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, Parent, Buyer, the Company, each of the Company Stockholders, and the Stockholder Representative have caused this Amended and Restated Share Purchase Agreement to be signed, all as of the date first written above.

Signed by Michael James Carden as trustee of the Perfect Day Trust in the presence of:

/s/ Kai Crow Signature of witness	/s/ Michael James Carden Signature of Michael James Carden

Kai Crow Name of witness (print)

Marketing Occupation of witness

[address intentionally omitted] Address of witness

Signed by Michelle Elizabeth Drader as trustee of the Perfect Day Trust in the presence of:

/s/ Kai Crow Signature of witness	/s/ Michelle Elizabeth Drader Signature of Michelle Elizabeth Drader

Kai Crow Name of witness (print)

Marketing Occupation of witness

[address intentionally omitted] Address of witness

[SIGNATURE PAGE TO AMENDED AND RESTATED SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, Parent, Buyer, the Company, each of the Company Stockholders, and the Stockholder Representative have caused this Amended and Restated Share Purchase Agreement to be signed, all as of the date first written above.

Signed by Sam Morgan as trustee of the Jasmine Investment Trust in the presence of:

/s/ Ann [illegible] Signature of witness	/s/ Sam Morgan Signature of Sam Morgan

Ann [illegible] Name of witness (print)

Executive Assistant Occupation of witness

[address intentionally omitted] Address of witness

Signed by Talei Hayward as trustee of the Jasmine Investment Trust in the presence of:

/s/ Ann [illegible] Signature of witness	/s/ Talei Hayward Signature of Talei Hayward

Ann [illegible] Name of witness (print)

Executive Assistant Occupation of witness

[address intentionally omitted] Address of witness

Signed by Andrew David Simmonds as trustee of the Jasmine Investment Trust in the presence of:

/s/ Chris Wilson Signature of witness	/s/ Andrew David Simmonds Signature of Andrew David Simmonds

Chris Wilson Name of witness (print)

Solicitor Occupation of witness

[address intentionally omitted] Address of witness

[SIGNATURE PAGE TO AMENDED AND RESTATED SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, Parent, Buyer, the Company, each of the Company Stockholders, and the Stockholder Representative have caused this Amended and Restated Share Purchase Agreement to be signed, all as of the date first written above.

THE COMPANY STOCKHOLDERS LISTED ON SCHEDULE 1.1(A)

/s/ Michael Carden
Michael Carden
Attorney-in-Fact

[SIGNATURE PAGE TO AMENDED AND RESTATED SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, Parent, Buyer, the Company, each of the Company Stockholders, and the Stockholder Representative have caused this Amended and Restated Share Purchase Agreement to be signed, all as of the date first written above.

STOCKHOLDER REPRESENTATIVE

/s/ Michael Carden
Michael Carden

[SIGNATURE PAGE TO AMENDED AND RESTATED SHARE PURCHASE AGREEMENT]